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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Forest Oil Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Forest Oil Corporation
707 Seventeenth Street, Suite 3600
Denver, Colorado 80202

March 24, 2008

Dear Fellow Shareholder:

        We cordially invite you to attend the annual meeting of shareholders of Forest Oil Corporation to be held on Thursday, May 8, 2008, at 9:00 a.m., M.D.T., at the Marriott Hotel, 1701 California Street, Denver, Colorado.

        At this year's meeting, you will be asked to elect two Class II directors and ratify the appointment of Ernst & Young LLP as our independent registered public accountants. Details regarding each of the proposals are described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

        This year, we are pleased to be using the new U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our shareholders a notice of the availability of the proxy materials for the annual meeting of shareholders to be held on May 8, 2008 instead of a paper copy of the annual meeting notice, the accompanying proxy statement and our 2007 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of those shareholders can receive a paper copy of our proxy materials, including the notice, the accompanying proxy statement, our 2007 Annual Report, and a form of proxy card or voting instruction card. All shareholders who do not receive a notice will receive a paper copy of the proxy materials by mail. We believe that this new process represents a more direct mechanism for disseminating information and will reduce the necessary number of printed copies and thus reduce the environmental impact of producing and delivering these materials, and will pare down the associated costs.

        As owners of Forest common stock, your vote is important. Whether or not you plan to attend the annual meeting, we hope that you will vote as soon as possible. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card.

        On behalf of our Board of Directors, thank you for your continued interest in Forest Oil.

Sincerely,

H. Craig Clark President and Chief Executive Officer

Forest Oil Corporation
707 Seventeenth Street, Suite 3600
Denver, Colorado 80202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 8, 2008

        We will hold the annual meeting of shareholders of Forest Oil Corporation on Thursday, May 8, 2008, beginning at 9:00 a.m., M.D.T., at the Marriott Hotel, 1701 California Street, Denver, Colorado 80202. The items of business are:

  1.
  Election of two Class II directors;

  2.
  Ratification of the appointment of Ernst & Young LLP as Forest's independent registered public accountants for the year ending December 31, 2008; and

  3.
  Consideration of such other business as may be properly brought before the meeting.

        Only Forest shareholders of record at the close of business on March 10, 2008, the record date for the meeting, are entitled to vote at the meeting and any adjournments or postponements of the meeting.

        Whether or not you plan to attend the annual meeting, we urge you to vote as soon as possible. You may vote your shares over the Internet, or via a toll-free telephone number. If you received a paper copy of a proxy card or voting instruction card by mail, you may submit your proxy or voting instruction card by completing, signing, dating and returning your card or voting instruction card in the pre-addressed envelope provided. If you attend the meeting, you will have the right to revoke the proxy and vote your shares in person. For specific instruction on how to vote your shares, please refer to the section heading "GENERAL INFORMATION" in the accompanying proxy statement.

By Order of the Board of Directors,

Cyrus D. Marter IV Senior Vice President, General Counsel and Secretary

Denver, Colorado
March 24, 2008

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS
FOR THE FOREST OIL CORPORATION
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 8, 2008

        This notice, the accompanying proxy statement and our 2007 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2007, are available at our website at www.forestoil.com. Additionally, and in accordance with the new SEC rules, you may access these materials at the cookies-free websites indicated in the notice of the availability of proxy materials that you may receive from our transfer agent, BNY Mellon Shareowner Services, or Broadridge Financial Solutions, Inc.

i

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
To Be Held Thursday, May 8, 2008

Forest Oil Corporation
707 Seventeenth Street, Suite 3600
Denver, Colorado 80202
www.forestoil.com

GENERAL INFORMATION

Proxy Solicitation

        Beginning on or about March 24, 2008, Forest has made available to you on the Internet or delivered paper copies of these proxy materials to you by mail in connection with the solicitation of proxies by the Board of Directors (the "Board") of Forest Oil Corporation ("Forest" and "we" and/or "our"), a New York corporation, for Forest's annual meeting of shareholders to be held at 9:00 a.m., M.D.T., on Thursday, May 8, 2008, at the Marriott Hotel, 1701 California Street, Denver, Colorado. The proxies also may be voted at any adjournments or postponements of the meeting. In addition to solicitation by mail, certain of our directors, officers, and employees may solicit proxies by telephone, personal contact, or other means of communication. They will not receive any additional compensation for these activities. Also, brokers, banks and other nominees will be requested to solicit proxies or authorizations from beneficial owners. Forest will bear all costs incurred in connection with the preparation, assembly, and mailing of the proxy materials and the solicitation of proxies and will reimburse brokers, banks, and other nominees, fiduciaries, and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of Forest common stock. As of the date these proxy materials are being made available to shareholders, we have not engaged anyone to assist with the solicitation of proxies, although we may later choose to do so. If, after the mailing of this proxy statement and prior to the annual meeting, we retain a proxy solicitation firm, we will pay the cost, which we estimate will not exceed approximately $8,000, plus out-of-pocket expenses.

Shareholders Entitled to Vote; Record Date

        Shareholders of record at the close of business on March 10, 2008, the record date, are entitled to notice of and to vote at the meeting, or at adjournments or postponements of the meeting. Each owner of record on the record date is entitled to one vote for each share of Forest common stock held. On March 10, 2008, there were 88,417,152 shares of Forest common stock issued and outstanding.

Notice of Internet Availability of Proxy Materials

        This year, Forest is pleased to be using the new U.S. Securities and Exchange Commission ("SEC") rule that allows companies to furnish their proxy materials over the Internet. As a result, Forest is mailing to the majority of its shareholders a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All shareholders receiving the notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the notice. See below for details. Forest is providing some of its shareholders, including shareholders who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of a notice about the Internet availability of the proxy materials.

        The notice that you receive in the mail will come in one of two forms, depending on how you hold your shares of Forest. If your shares are held in a brokerage account, or by a trustee or other nominee, you are considered the "beneficial owner" of those shares and you will receive a four-page document titled "IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 8, 2008" from Broadridge Financial Solutions, Inc. If your shares are registered directly in your name with our transfer agent, you are considered the "shareholder of record" and you will receive a two-page document from our transfer agent, BNY Mellon Shareowner Services, titled "NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS." In either case, instructions on how to access the proxy materials over the Internet and to request paper copies may be found on the notice. Our proxy materials may also be accessed on our website, at www.forestoil.com.

How to Vote Your Shares Without Attending the Annual Meeting in Person

        Whether you hold shares directly as a shareholder of record, or beneficially in "street name," you may direct how your shares are voted without attending the annual meeting. If you are a shareholder of record, you may vote by submitting a proxy and if you hold your shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee, or nominee. There are three ways to vote by proxy and voting instruction card:

  •
  By Internet—Shareholders who received a notice about the Internet availability of the proxy materials may submit proxies over the Internet by following the instructions on the notice. Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

  •
  By Telephone—Shareholders of record may submit proxies by telephone, by calling the number included in the materials received from BNY Mellon Shareowner Services, and following the instructions. In addition, you will need to have the control number that appears on your notice available when voting. Shareholders who are beneficial owners of their shares and who have received a voting instruction card may vote by calling the number specified on the voting instruction card provided by their broker, trustee or nominee.

  •
  By Mail—Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing, and dating their proxy card or voting instruction card and mailing it in the accompanying pre-addressed envelope.

        If you provide specific voting instructions, your shares will be voted as you instruct. If you sign the proxy card but do not provide instructions or if you do not make specific Internet or telephone voting choices, your shares will be voted "FOR" the election of all director nominees and "FOR" the ratification of the appointment of Ernst & Young LLP ("Ernst & Young") as our independent registered public accountants for the year ending December 31, 2008.

        If you sign the proxy card of your broker, trustee, or other nominee, but do not provide instructions, or if you do not make specific Internet or telephone voting choices, your shares will not be voted unless your broker, trustee, or other nominee has discretionary authority to vote. When a broker, trustee, or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have authority to vote in the absence of timely instructions from the beneficial owner, this is referred to as a "broker non-vote." Brokers who are members of the NYSE have discretionary authority to vote the shares of a beneficial owner in both the election of our directors and the ratification of Ernst & Young as our independent registered public accountants.

Revoking Your Proxy

        A proxy may be revoked at any time before it is voted by (i) sending written notice of revocation to our Secretary at our office address set forth above prior to the annual meeting, (ii) delivering a revised proxy (by one of the methods described above) bearing a later date, or (iii) voting in person by completing a ballot at the annual meeting. If you have instructed a broker, trustee, or other nominee to vote your shares, you must follow the directions received from your broker, trustee, or other nominee to change those instructions. You may change your telephone or Internet vote as often as you wish following the procedures for telephone or Internet voting, as applicable.

Quorum; Vote Required

        A majority of the outstanding shares entitled to vote at the meeting must be present or represented by proxy at the meeting in order to have a quorum. All shares that are voted "for" or "against" any matter, votes that are "withheld" for Class II nominees, abstentions, and "broker non-votes" are counted as present for the purpose of determining a quorum. If a quorum is not present at the meeting, a vote for adjournment will be taken among the shareholders present or represented by proxy. If a majority of the shareholders present or represented by proxy vote for adjournment, it is our intention to adjourn the meeting until a later date and to vote proxies received at such adjourned meeting. The place and date to which the annual meeting would be adjourned would be announced at the meeting, but would in no event be more than 30 days after the date of the annual meeting.

        Under the laws of New York, our state of incorporation, "votes cast" at a meeting of shareholders by the holders of shares entitled to vote are determinative of the outcome of the matter subject to vote. Although they are considered in determining the presence of a quorum, abstentions and "broker non-votes" will not be considered "votes cast." Accordingly, they will have no effect on the outcome of the vote.

        Directors are elected by a plurality of the votes cast at the meeting (that is, the two nominees receiving the greatest number of votes cast will be elected). Votes that are "withheld" will not have an effect on the outcome of this vote. The proposal to ratify the appointment of Ernst & Young as our independent registered public accountants and any other matter that may properly come before the meeting requires the affirmative vote of a majority of the votes cast at the meeting. Abstentions and "broker non-votes" will not be treated as votes cast and, therefore, will have no effect on the outcome of this vote.

        We intend to announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of 2008.

Other Matters

        The Board knows of no matter, other than those referred to in the notice of annual meeting and this proxy statement, which will be presented at the meeting. If any other matters are properly brought before the meeting or any of its adjournments or postponements, the persons named in the proxy will vote them in accordance with their judgment on such matters.

Recommendations of the Board of Directors

        Our Board of Directors recommends a vote "FOR" the election of each of the Class II nominees and "FOR" the ratification of the appointment of Ernst & Young as Forest's independent registered public accountants for the year ending December 31, 2008.

Delivery of Documents to Security Holders Sharing an Address; Householding

        The SEC rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report to those shareholders. This method of delivery, often referred to as "householding," is meant to reduce both the amount of duplicate information that shareholders receive and printing and mailing costs. We are not householding proxy materials for our shareholders of record in connection with the annual meeting, but we have been notified that certain intermediaries may household proxy materials. If you hold your shares of our common stock beneficially through a broker or bank that has determined to household proxy materials, only one proxy statement and 2007 Annual Report to Shareholders will be delivered to multiple shareholders sharing an address unless you notify your broker or bank to the contrary. If your household is receiving multiple copies of our proxy statement and annual report and you only wish to receive one copy of future notices or proxy materials, you should contact your bank or broker.

        We will promptly deliver to you a separate copy of the proxy statement and 2007 Annual Report to Shareholders if you so request by calling us at 303.812.1400, or by writing, in care of the Secretary, Forest Oil Corporation, 707 Seventeenth Street, Suite 3600, Denver, Colorado 80202. You may also contact your bank or broker to make a similar request.

Access to Annual Report and Governance Documents

        We refer you to our 2007 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC. Our Annual Report on Form 10-K, including our financial statements, and any amendments and any documents incorporated by reference in our Annual Report on Form 10-K, our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and each of the committee charters will be sent to you without charge upon written request. If you would like to receive any additional information, please contact us in care of the Secretary, Forest Oil Corporation, 707 Seventeenth Street, Suite 3600, Denver, Colorado 80202, or contact us by telephone at 303.812.1400. Alternatively, you may access the 2007 Annual Report and the foregoing governance documents on Forest's website at www.forestoil.com. The 2007 Annual Report to Shareholders is not considered a part of the proxy solicitation materials.

CORPORATE GOVERNANCE PRINCIPLES AND
INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

Board Independence

        Our Corporate Governance Guidelines provide that a majority of our Board of Directors (the "Board") will consist of independent directors. The Board has determined that seven of our directors are independent, including William L. Britton, Loren K. Carroll, Dod A. Fraser, Forrest E. Hoglund, James H. Lee, James D. Lightner and Patrick R. McDonald. Mr. Clark is not independent due to his status as President and Chief Executive Officer. Only directors who have been determined to be independent serve on our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The Board uses the independence standards as adopted by the New York Stock Exchange ("NYSE") and the SEC in making these determinations and, based on information provided by the members, has determined that the members of each of these committees have no material relationship with Forest (either directly or indirectly as a partner, shareholder, or officer of an organization that has a relationship with Forest) that may interfere with the exercise of their independence and meet the independence standards. The independence standards are reflected in our Corporate Governance Guidelines. In addition, the Board has elected an independent director to serve as our non-executive Chairman. Mr. Hoglund currently serves in this capacity and in conjunction with the annual meeting, Mr. Lightner will succeed him as Chairman.

Board Structure; Committee Composition; Meetings

        As of the date of this proxy statement, our Board has eight members and the following four standing committees: (1) Audit Committee; (2) Compensation Committee; (3) Executive Committee; and (4) Nominating and Corporate Governance Committee. The membership and function of each of the committees are described below. Each of the committees operates under a written charter adopted by the Board. During 2007, the Board held seven meetings. Each director attended at least 75% of the aggregate of all meetings of the Board and the standing committees on which he served during 2007. Directors are encouraged to attend the annual meeting of shareholders. All of the directors then on the Board attended the 2007 annual meeting of shareholders, with the exception of one non-employee director. The following table identifies the members of the Board, the standing committees of the Board on which they serve, and the Chairman of each committee as of the date of this proxy statement.

Name of Director	Audit Committee	Compensation Committee	Executive Committee	Nominating and Corporate Governance Committee
Independent Directors:
William L. Britton				X
Loren K. Carroll		X		Chair
Dod A. Fraser(1)	Chair			X
Forrest E. Hoglund(2)		X	Chair
James H. Lee	X		X
James D. Lightner(3)		Chair
Patrick R. McDonald	X
Employee Director:
H. Craig Clark			X
Number of Meetings held in 2007	6	4	1	4

(1)
The Board has determined that Mr. Fraser is an "audit committee financial expert" as defined under the applicable SEC rules.

(2)
Mr. Hoglund also serves as the non-executive Chairman of the Board. He is not standing for re-election at the annual meeting.

(3)
The Board has elected Mr. Lightner to serve as the non-executive Chairman of the Board, effective upon Mr. Hoglund's retirement in conjunction with the annual meeting.

        Audit Committee.    The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of Forest's financial statements, Forest's compliance with legal and regulatory requirements, the independence and qualifications of Forest's independent registered public accountants, and the performance of Forest's internal audit function and independent registered public accountants. The Audit Committee has the authority to obtain advice and assistance, and receive appropriate funding, from Forest for outside legal counsel, or other advisers as the Audit Committee deems necessary, to carry out its duties. As set forth in the Corporate Governance Guidelines, no member of the Audit Committee may serve on more than three audit committees of public companies, including the Audit Committee of Forest. Among other things, the Audit Committee: appoints and determines the compensation of our independent registered public accountants; pre-approves audit services and non-audit services by our independent registered public accountants; reviews the scope of, process for, and results of the annual independent audit engagement; reviews and discusses with management and the independent registered public accountants our annual and quarterly financial statements; reviews with management our major financial risk exposures; reviews major changes, if any, to our accounting principles and practices; reviews our disclosure controls and procedures, internal controls and internal audit function, which reports to the

Audit Committee, and reviews the significant reports prepared by our internal auditors; consults with the independent registered public accountants regarding internal control matters and the procedures for our financial reporting processes; approves the selection of our independent petroleum engineers; meets with management and our independent petroleum engineers to review the estimates of our oil and gas reserves; establishes and maintains procedures for the receipt, retention, and treatment of complaints concerning financial matters; prepares an annual report for inclusion in our proxy statement; and annually reviews and reassesses the Audit Committee charter. The Audit Committee consults separately and jointly with the independent registered public accountants, persons responsible for internal audit, and management. The Audit Committee also meets separately with our independent petroleum engineers to review our reserve estimates and the methodologies used in preparing these estimates. The report of the Audit Committee is included in this proxy statement under the caption "Report of the Audit Committee." The Audit Committee charter is available on our website at www.forestoil.com.

        Compensation Committee.    The Compensation Committee discharges the Board's responsibilities relating to compensation of Forest's executive officers and directors, establishes Forest's overall compensation philosophy, reviews and discusses with management the disclosures under the caption "Compensation Discussion and Analysis" for inclusion in the annual proxy statement, prepares an annual Compensation Committee report, and retains and approves the compensation of any compensation and benefits consultants. The principal functions of the Compensation Committee include: reviewing the compensation strategies and programs for the officers and other Forest employees; determining the individual elements and compensation of the President and Chief Executive Officer; reviewing and approving the corporate goals and objectives relevant to executive officer compensation; and evaluating the performance of executive officers (either as a committee or with the other independent directors) and determining the components and total compensation of these officers in accordance with the corporate goals and objectives. The Compensation Committee also administers and determines awards under our restricted stock and stock option, bonus, and other incentive programs, and oversees our other compensation and benefit plans. The report of the Compensation Committee is included in this proxy statement under the caption "Compensation Committee Report." The Compensation Committee charter is available on our website at www.forestoil.com.

        Executive Committee.    The Executive Committee, between meetings of the Board, exercises the powers of our Board, except as prohibited by law. From time to time, the Board delegates responsibility for specific matters to the Executive Committee.

        Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee assists the Board in fulfilling its responsibilities by taking a leadership role in shaping the governance structure of the Company. The Nominating and Corporate Governance Committee oversees the Company's corporate governance principles and recommends candidates to be nominated for election to the Board. The Nominating and Corporate Governance Committee identifies qualified candidates and makes recommendations to the Board for selection of the candidates for all directorships to be filled by the Board or by the shareholders at an annual or special meeting. The Nominating and Corporate Governance Committee will consider other candidates, provided they are presented in accordance with the requirements of Forest's Bylaws or with the procedures outlined below, under the caption "Consideration of Director Nominees—Shareholder Nominees." The Committee also reviews and assists with the structure and composition of other Board committees. The Nominating and Corporate Governance Committee is also responsible for overseeing the evaluation of the Board and the executive officers, and reviewing on an annual basis, non-employee director compensation and recommending any changes to the Board. As it deems appropriate, the Nominating and Corporate Governance Committee has authority to retain search firms to identify director candidates and approve their compensation. The Nominating and Corporate Governance Committee charter is available on our website at www.forestoil.com.

        Non-Executive Chairman.    Mr. Hoglund has served as Forest's non-executive Chairman of the Board since 2003 and has presided at all meetings of the Board. In February 2008, Mr. Hoglund announced that he will retire from the Board at the end of his current term, which expires in conjunction with Forest's annual meeting of shareholders. The Board has elected James D. Lightner to serve as the non-executive Chairman of the Board effective upon Mr. Hoglund's retirement. The Corporate Governance Guidelines provide for a non-executive independent Presiding Director in the event that the Chairman of the Board also holds the position of Chief Executive Officer.

Consideration of Director Nominees

        Director Qualifications.    Our Corporate Governance Guidelines contain Board membership criteria that apply to nominees recommended by the Nominating and Corporate Governance Committee for a position on the Board. Under these criteria, all candidates must possess the following personal characteristics: integrity and accountability; informed judgment; financial literacy; mature confidence; and high performance standards. In addition, the Board looks for recognized achievement and reputation, an ability to contribute to specific aspects of Forest's activities, and the willingness to commit the time and effort required, including attendance at all Board meetings and committee meetings of which he or she is a member.

        The Corporate Governance Guidelines also contain standards with respect to the determination of director independence, and the Nominating and Corporate Governance Committee considers the independence standards as part of its process. In accordance with these standards, a director must have no material relationship with Forest, other than as a director, to be considered independent. The standards specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with us or our independent registered public accountants.

        Identifying and Evaluating Nominees for Directors.    The Nominating and Corporate Governance Committee is responsible for leading the search for individuals qualified to serve on the Board. The Nominating and Corporate Governance Committee will evaluate candidates for nomination to the Board, including candidates recommended by shareholders, and will conduct appropriate inquiries into the backgrounds and qualifications of possible candidates. The Nominating and Corporate Governance Committee may retain outside consultants to assist in identifying director candidates in its sole discretion, but it did not engage any outside consultants in connection with selecting the nominees for election at the 2008 annual meeting. The Nominating and Corporate Governance Committee is responsible for recommending to the Board director nominees to be presented for election at meetings of the shareholders or of the Board. Shareholders may recommend possible director nominees for consideration by the Nominating and Corporate Governance Committee as indicated below. Shareholders may also nominate candidates for election to the Board at the annual meeting of shareholders by following the provisions set forth in Forest's Bylaws. The Corporate Governance Guidelines include the qualifications and skills required for directors and are available on Forest's website at www.forestoil.com.

        The Nominating and Corporate Governance Committee recommended to the full Board that Mr. Lee be nominated to stand for re-election as a Class II director and that Mr. Clark be nominated to stand for election as a Class II director to fill the position that will become vacant as a result of Mr. Hoglund's decision not to stand for re-election.

        Shareholder Nominees.    The Nominating and Corporate Governance Committee will consider all properly submitted shareholder recommendations of candidates for election to the Board as described above. In evaluating the recommendations of shareholders for director nominees, as with all other possible director nominees, the Nominating and Corporate Governance Committee will address the director qualification criteria described above. Any shareholder recommendations for director nominees should include the candidate's name and qualifications, as well as the shareholder's name, and should be sent in writing to Forest, in care of the Secretary, Forest Oil Corporation, 707 Seventeenth Street, Suite 3600, Denver, Colorado 80202, or faxed to 303.812.1445.

        Our Bylaws permit shareholders to nominate candidates for election to the Board at an annual meeting of shareholders. In order to nominate candidates, Forest's Bylaws provide that the proposal must be submitted in writing, in advance of the next annual meeting, in accordance with the deadlines established in the Bylaws. The nomination process is described below, under the caption "SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING."

Compensation Committee Interlocks and Insider Participation

        During 2007, the Compensation Committee consisted of the following independent directors: Loren K. Carroll, appointed as a member of the Compensation Committee on February 22, 2007; Cortlandt S. Dietler served as a member of the Compensation Committee until his retirement on May 9, 2007; Forrest E. Hoglund; and, James D. Lightner. No member of the Compensation Committee is now, or at any time since the beginning of 2007 has been, employed by or served as an officer of Forest or any of its subsidiaries or had any relationships requiring disclosure with Forest or any of its subsidiaries. None of Forest's executive officers are now, or at any time has been since the beginning of 2007, a member of the compensation committee or board of directors of another entity, one of whose executive officers has been a member of Forest's Board or Compensation Committee.

Executive Sessions; Non-Executive Chairman

        The Board holds executive sessions in connection with each regular meeting of the Board outside the presence of the Chief Executive Officer or any other management directors. The Chairman of the Board (or in the event that the Chairman also holds the position of Chief Executive Officer, the Presiding Director) leads the executive sessions. Our Board has elected an independent director to serve as Chairman of the Board. As described below, under the heading "PROPOSAL NO. 1—ELECTION OF DIRECTORS," Forrest E. Hoglund currently serves as Chairman of the Board and on May 8, 2008, James D. Lightner, an independent director, will take over this position.

Communications with the Board

        Shareholders and other interested parties may communicate with the Board by contacting the Chairman of the Board (or in the event that the Chairman also holds the position of Chief Executive Officer, the Presiding Director), in writing, in care of the Secretary, Forest Oil Corporation, 707 Seventeenth Street, Suite 3600, Denver, Colorado 80202. The Secretary will forward all correspondence to the Chairman, except junk mail, surveys, job inquiries, solicitations, patently offensive material and otherwise inappropriate material. If any shareholder or third party has a complaint or concern regarding accounting, internal accounting controls, or auditing matters at Forest, they should send their complaint in writing to the Chairman of the Audit Committee in care of the Secretary at the address noted above.

Corporate Governance Guidelines and Code of Business Conduct

        Forest is committed to adhering to sound corporate governance principles. Forest has adopted codes of ethics and conduct for the directors and for the officers and employees, known as the Code of Business Conduct and Ethics for Members of the Board and the Proper Business Practices Policy, respectively. Forest has also adopted Corporate Governance Guidelines, which, in conjunction with the Certificate of Incorporation, Bylaws, and Board committee charters, form the governance framework for Forest. The Corporate Governance Guidelines are reviewed annually by the Nominating and Corporate Governance Committee. Each of the codes of ethics and conduct, the Corporate Governance Guidelines, and the Audit, Compensation and Nominating and Corporate Governance Committee charters, is available on

Forest's website at www.forestoil.com and copies may be obtained free of charge by contacting the Secretary of Forest. We also post on our website amendments to these policies and any waivers from these policies for our principal executive, financial, and accounting officers.

Director Indemnification and Insurance

        Forest's Restated Certificate of Incorporation limits the personal liability of our directors to the fullest extent permitted by the New York Business Corporation Law, as currently formulated or as it might be revised in the future. The Restated Certificate of Incorporation provides that a director will not be liable for damages for any breach of duty unless it is finally established that (a) the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, (b) the director personally gained a financial profit or other advantages to which he was not legally entitled, or (c) the director's acts violated Section 719 of the Business Corporation Law, which provides that directors who vote for, or concur in, certain types of corporate action proscribed by the Business Corporation Law will be jointly and severally liable for any injury resulting from such action.

        Forest carries Directors and Officers Liability coverage designed to insure the directors and officers of Forest and its subsidiaries against certain liabilities incurred by them in the performance of their duties. The coverage is also designed to provide reimbursement in certain cases to Forest and its subsidiaries for sums paid by them to directors and officers as indemnification for similar liability. This coverage was originally purchased by Forest on May 24, 1978 and was most recently renewed on August 7, 2007, for a period of one year. The current program is led by the Hartford Insurance Group. We paid aggregate premiums of $651,946 for this insurance during 2007. No claims have been filed and no payments have been made to Forest or its subsidiaries or to any of their directors under these policies.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

        Forest's Bylaws provide that the members of the Board shall be divided into three classes, Class I, Class II, and Class III, whose terms of office expire at different times in annual succession. Our Bylaws allow the Board to establish the number of directors from time to time by resolution passed by a majority of the whole Board, provided that the number of directors shall not be less than six nor more than 15. Currently, our Board has eight members. Following the annual meeting, the Board intends to reduce the size of the Board to seven members.

        Generally, each class of directors is elected for a term expiring at the annual meeting of shareholders to be held three years after the date of their election. The Class II directors were elected at the 2005 annual meeting of shareholders. The terms of the two Class II directors, including Mr. Hoglund and Mr. Lee, will expire at the 2008 annual meeting of shareholders. Mr. Hoglund is not standing for re-election at the annual meeting. Based on recommendations from the Nominating and Corporate Governance Committee, the Board has nominated two individuals for election as Class II directors, including Mr. Lee, who has been nominated to stand for re-election as a Class II director, and Mr. Clark, who was elected to serve as a Class III director at the 2006 annual meeting. The Board has nominated Mr. Clark to serve as a Class II director as a result of Mr. Hoglund's retirement. The Class II director nominees will be elected for a three year term, to hold such office until our 2011 annual meeting of shareholders and until their successor is elected and qualified or until their earlier resignation or removal. Information regarding the business experience of each of the nominees is provided below.

        Each nominee has indicated that they will be available to serve as a director. In the event any nominee should become unavailable to serve as a director, any shares represented by a proxy will be voted for the remaining nominees and for any substitute nominee designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board.

        The proxy holders, who have been so designated by the Board, will vote "FOR" the election of each of the two Class II nominees unless otherwise instructed in the proxy.

        Information concerning the director nominees and each of our other directors who will hold office following the annual meeting, is set forth below:

Class II Nominees—For Election to Terms Expiring at the Annual Meeting of Shareholders in 2011

Name/Director Since/Age	Principal Occupation, Positions with Forest, and Business Experience During Last Five Years
H. Craig Clark Director since 2003 Age 51	Mr. Clark has served as our President and Chief Executive Officer, and as a director of Forest since July 2003. Mr. Clark joined Forest in September 2001 and served as President and Chief Operating Officer through July 2003. Mr. Clark was employed by Apache Corporation, an oil and gas exploration and production company, from 1989 to 2001, where he served in various management positions, including Executive Vice President—U.S. Operations and Chairman and Chief Executive Officer of Pro Energy, an affiliate of Apache. Mr. Clark is a member of our Executive Committee.
James H. Lee Director since 1991 Age 59
Mr. Lee has served as the Managing General Partner of Lee, Hite & Wisda Ltd., an oil and gas consulting and exploration firm, since 1984. Mr. Lee is a director of Frontier Oil Corporation, a crude oil refining and wholesale marketing company. He is a member of our Audit Committee and our Executive Committee.

Vote Required

        A plurality of the votes cast is required to elect the Class II nominees as directors.

        THE BOARD RECOMMENDS A VOTE "FOR" EACH OF THE CLASS II NOMINEES
SET FORTH ABOVE.

CONTINUING MEMBERS OF THE BOARD:

Class III Directors—Terms Expiring at the Annual Meeting of Shareholders in 2009

Name/Director Since/Age	Principal Occupation, Positions with Forest, and Business Experience During Last Five Years
William L. Britton Director since 1996 Age 73	Mr. Britton has served as Chairman Emeritus of the law firm of Bennett Jones LLP since 2005. He served as a partner of Bennett Jones LLP from 1962 until December 2004, and was Managing Partner and Chairman from 1981 to 1997. Mr. Britton serves as Vice Chairman of ATCO Ltd., Canadian Utilities Limited and CU Inc. and serves as Chairman of Hanzell Vineyards, Ltd., and Geary-Market Investment Company of California. He is a director of Barking Power Limited, Akita Drilling Ltd. and The Denver Broncos Football Club. Mr. Britton is a member of our Nominating and Corporate Governance Committee.

CONTINUING MEMBERS OF THE BOARD:

Name/Director Since/Age	Principal Occupation, Positions with Forest, and Business Experience During Last Five Years
James D. Lightner Director since 2004 Age 55	Mr. Lightner has been a Partner and Chief Executive Officer of Orion Energy Partners, an oil and gas exploration and production company, since its inception in August 2004. From 1999 to 2004, Mr. Lightner served in various capacities with Tom Brown, Inc., an oil and gas exploration and production company, including Director, Chairman, Chief Executive Officer and President. Prior to 1999, he served as Vice President and General Manager of EOG Resources, Inc. Mr. Lightner is a director of W.H. Energy Services Inc., an oil field services company, and Cornerstone E&P Company LP, a private oil and gas exploration and production company. Mr. Lightner is the Chairman of our Compensation Committee. Effective at the annual meeting, the Board has elected Mr. Lightner to serve as the non-executive Chairman of the Board.

Class I Directors—Terms Expiring at the Annual Meeting of Shareholders in 2010

Name/Director Since/Age	Principal Occupation, Positions with Forest, and Business Experience During Last Five Years
Loren K. Carroll Director since 2006 Age 64	Mr. Carroll served as President and Chief Executive Officer of M-I SWACO, a supplier of drilling and completion fluids and waste management products and services owned 60% by Smith International, Inc., and as Executive Vice President of Smith International, Inc., a supplier of products and services to the oil and gas, petrochemical, and other industrial markets from March 1994 until his retirement in April 2006. He initially joined Smith International in December 1984, and was serving as Executive Vice President and Chief Financial Officer when he left in 1989 and returned in October 1992. Mr. Carroll is a director of Smith International, Inc., Fleetwood Enterprises, Inc., a producer of recreational vehicles and manufactured homes, CGG-Veritas, a geophysical services and equipment company, and KBR, Inc., an engineering and construction company. Mr. Carroll is a member of our Compensation Committee and is the Chairman of the Nominating and Corporate Governance Committee.
Dod A. Fraser Director since 2000 Age 57
Mr. Fraser is President of Sackett Partners Incorporated, a consulting company, and member of corporate boards, since 2000. Previously, Mr. Fraser was an investment banker, a General Partner of Lazard Freres & Co. and most recently Managing Director and Group Executive of Chase Manhattan Bank, now JP Morgan Chase, where he led the global oil and gas group. Mr. Fraser is a board member of Smith International, Inc., an oilfield service company, and Terra Industries, Inc., a nitrogen-based fertilizer company. Mr. Fraser is the Chairman of our Audit Committee and is a member of our Nominating and Corporate Governance Committee.
Patrick R. McDonald Director since 2004 Age 50
Mr. McDonald has served as Chief Executive Officer, President and Director of Nytis Exploration Company, an oil and gas exploration company, since April 2003. From 1998 to 2003, Mr. McDonald served as President, Chief Executive Officer, and Director of Carbon Energy Corporation, an oil and gas exploration and production company. Prior to 1998, he served as Chairman, Chief Executive Officer, and President of a company that he founded, Interenergy Corporation, a natural gas gathering, processing, and marketing company. Mr. McDonald is a member of our Audit Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

  What are the objectives of Forest's compensation program?

        Forest's compensation program is administered by the Compensation Committee of Forest's Board of Directors (the "Compensation Committee"). The objectives of Forest's compensation program are to keep compensation consistent with Forest's strategic business and financial objectives and competitive within the oil and gas industry and to enable Forest to attract, motivate, and retain executive personnel as the Compensation Committee deems necessary to maximize return to shareholders.

  What is the compensation program designed to reward?

        Ultimately, Forest's compensation program is designed to encourage behavior and performance among Forest's key employees, including its named executive officers, that the Compensation Committee believes is in the best interest of Forest's shareholders. The incentive portion of the compensation program currently rewards positive annual performance with respect to (i) total shareholder return relative to a peer group of competitor companies, (ii) cash cost per unit of production, (iii) acquisition performance, (iv) net production, and (v) rate-of-return on capital investments.

        The compensation program is also structured so as to provide each executive officer and key employee with a competitive income, to create meaningful incentive for this group of employees to remain at Forest and not be unreasonably susceptible to recruiting efforts by competitors of Forest, and to align the interests of this group of employees with those of Forest's shareholders. The oil and gas industry has been extremely competitive during the last several years, with a resulting high level of turnover in the industry. Forest has been forced to address efforts by competitors to persuade Forest employees to leave Forest in favor of positions elsewhere. In that regard, Forest's compensation program and the magnitude of its specific components reflect the competitive nature of the oil and gas industry. Further, although the principles described above apply to all key employees and the design of the compensation program, the Compensation Committee also intends that individual performance by executive officers and key employees be rewarded.

  What is each element of compensation?

        The program currently consists of three primary components: an annual base salary, an annual incentive bonus, and periodic grants of longer term stock options or restricted stock. In addition, in 2007, the Compensation Committee determined to award special bonuses to certain employees, including the named executive officers, who played a role in the acquisition of The Houston Exploration Company ("Houston Ex") and/or in the divestiture of Forest's assets in Alaska. Further, Forest allows the executive officers to participate in its Retirement Savings Plan ("401(k) Plan") (which is available to all U.S. Forest employees) and an executive deferred compensation plan, both of which contain employer-matching provisions. Executive officers, along with all employees, may also participate in the employee stock purchase plan wherein Forest common stock may be purchased at a discount within limits established by the Internal Revenue Service. Forest's executive officers participate in other benefit plans that are provided to all employees, and the officers are also reimbursed for the costs associated with tax-preparation and an annual extensive physical examination. Forest does not have employment agreements with its executive officers, but it does have severance agreements with them that provide for benefits in the event of certain defined involuntary terminations.

        The amount of base salary, annual incentive bonus, and special bonus awarded to Forest's named executive officers for 2007 are stated in the "Summary Compensation Table" on page 22. The restricted stock awards made to the named executive officers in 2007 are shown in the "2007 Grants of Plan-Based Awards Table" on page 23. Information for each of the named executive officers regarding Forest's employer contribution to the 401(k) Plan and executive deferred compensation plans are described in the Summary Compensation Table and in the Nonqualified Deferred Compensation table on page 27. Remaining perquisites provided to the named executive officers are described in the Summary Compensation Table and the footnotes thereto.

  Why does Forest choose to pay each element?

        The purpose of base salary is to create cash compensation for executive officers that is competitive in the industry and will enable Forest to attract, motivate, and retain capable executives. Forest chooses to pay annual incentive bonuses because it believes that the satisfaction of the goals of its annual incentive plan, which satisfaction triggers the right to and determines the amount of the bonuses, furthers the interests of Forest's shareholders. The purpose of the 2007 special bonuses was to reward employees who expended extraordinary efforts and exhibited particular skill with respect to the acquisition of Houston Ex and/or the divestiture of Forest's Alaska assets. The purpose of Forest's long-term incentives (i.e., restricted stock and stock options) is to align the executive officers' compensation with their contribution to the success of Forest in creating shareholder value, tie their long-term economic interest directly to those of Forest's shareholders, and provide a retentive effect on the executive officers. Restricted stock and stock options also allow executive officers to have equity ownership in Forest in addition to their direct purchases of Forest stock and to share in the appreciation in value of Forest's stock over time. The restricted stock and option programs cover all employees.

        Forest's 401(k) Plan is designed to encourage all employees, including the named executive officers, to save for the future. Because of their higher compensation levels, the named executive officers are generally prevented from receiving what would otherwise be their full employer-match under the 401(k) Plan. Once the maximum Forest match allowable under the 401(k) Plan has been made, the remainder of the match is contributed on behalf of the officer to the executive deferred compensation plan. Forest also reimburses the named executive officers for tax-preparation expenses and the cost of an annual extensive physical examination. Such benefits are common for executive officers in our industry and in industry in general. They increase the competitiveness of the total compensation package and aid in retaining these key individuals.

        Finally, Forest believes that its severance agreements with the named executive officers promote stability and continuity among the officers, particularly if the situation arises where Forest is actively being considered as an acquisition target. This goal is further served through the severance agreements that Forest enters into with non-officer, key employees and through Forest's general severance plan, which applies to all other employees.

  How does Forest determine the amount (and, where applicable, the formula) for each element?

        Base salary.    The Compensation Committee reviews the base salaries of Forest's executive officers on roughly a 12- to 18-month basis. During 2007, the reviews occurred on a staggered basis. At its regular meeting in February 2007 the Compensation Committee reviewed and increased the base salary of David Keyte, Executive Vice President and Chief Financial Officer, and Leonard Gurule, who was then Senior Vice President, Alaska Region. At its regular meeting in August 2007, the Compensation Committee reviewed and increased the base salary of J.C. Ridens, Executive Vice President and Chief Operating Officer, and Cyrus Marter, Senior Vice President, General Counsel and Secretary. At its August 2007 meeting, the Compensation Committee also reviewed and increased the base salary of Craig Clark, President and Chief Executive Officer. At its February 2008 meeting, the Compensation Committee reviewed the base salary of David Keyte, Executive Vice President and Chief Financial Officer, and approved an increase in his salary.

        When considering adjustments to the base salaries of the executive officers, the Compensation Committee reviewed and discussed data on salaries in the oil and gas industry for 2007, with specific focus on salaries among Forest's peer group of companies (described below). The Compensation Committee engaged Towers Perrin in 2005 to review and provide advice regarding the compensation of Forest's executive officers. Although it continued to use survey data provided by Towers Perrin, along with data gathered by Forest's Vice President, Human Resources, including data regarding Forest's peer companies, the Compensation Committee did not engage an outside compensation consultant during 2007 or during 2008 to date. With respect to the available data, the Compensation Committee generally tried to set the base salary of Forest's executive officers at or near the 50th percentile of salaries of comparable executive officers at Forest's peer group of companies. Assuming the accuracy of Forest's compensation data, in 2007 Mr. Clark's base salary fell approximately in the 50th percentile of base salaries for chief executive officers at the peer companies; Mr. Keyte's base salary fell approximately in the 60th percentile of base salaries for chief financial officers; Mr. Ridens' base salary fell approximately in the 40th percentile of base salaries for chief operating officers; Mr. Marter's base salary fell approximately in the 50th percentile of base salaries for chief legal officers; and Mr. Gurule's base salary fell approximately in the 50th percentile of base salaries for a senior vice president with regional responsibility.

        The Compensation Committee also reviewed with Mr. Clark the responsibilities and performance of each of the executives in relation to salary recommendations for all executive officers other than Mr. Clark himself. The full Board reviewed in executive session the performance of Mr. Clark at its regular meeting in February 2007. The salary increases approved in 2007 and 2008 were based on the Compensation Committee's decision that the executive officers' individual performances, corporate performance, inflation, the increased size of Forest following the acquisition of Houston Ex, and the competitive aspects of the oil and gas industry justified the increases.

        Specifically, with respect to Mr. Clark, the Compensation Committee considered his demonstrated leadership ability, including his maintaining day-to-day leadership over Forest's business units while simultaneously assuming a lead role in the 2007 acquisition of Houston Ex and in the Alaska-related transactions described below, his accomplishments toward improving the performance of Forest, the increased size of the company, and the need to maintain his salary at a competitive level within the industry. With respect to Mr. Keyte, the Compensation Committee considered his demonstrated ability to manage successfully all financial aspects of Forest and to formulate and implement financially-sophisticated and beneficial transactions for Forest, including the $375 million in non-recourse term loan financing put in place for Forest Alaska Operating LLC ("Forest Alaska"), the related marketing and successful sale of Forest Alaska and Forest's other assets in Alaska, the acquisition of Houston Ex, and the successful renegotiation of our credit facilities to increase their size and successful placement of $750 million in senior notes to help finance that acquisition, as well as the need to maintain his salary at a competitive level. With respect to Mr. Ridens, the Compensation Committee considered his demonstrated leadership and technical abilities, that the salary increase accompanied a promotion (from Senior Vice President to Chief Operating Officer), which involved his assuming a significantly greater level of responsibility within the Forest organization, his outstanding accomplishments within the Western business unit prior to the promotion, and the need to maintain his salary at a competitive level. With respect to Mr. Marter, the Compensation Committee considered that the salary increase accompanied a promotion (from Vice President to Senior Vice President), his demonstrated ability to manage all legal aspects of Forest and to negotiate and manage the documentation of significant transactions, and the need to maintain his salary at a competitive level. With respect to Mr. Gurule, the Compensation Committee considered his outstanding performance and technical abilities, his demonstrated ability to manage and maintain focus in the Alaska business unit during a time when Forest was actively marketing all of its Alaska assets, which in turn helped Forest ultimately to realize what it believes to be the maximum economic benefits from those assets, and the need to maintain his salary at a competitive level.

        Annual Incentive Bonus.    The annual incentive bonuses for fiscal 2007 were awarded under the terms of Forest's Annual Incentive Plan for 2007 (the "2007 AIP"), which was adopted by the Compensation Committee. The original 2007 AIP was filed with the SEC on May 15, 2007. The Compensation

Committee later amended the 2007 AIP to make performance measure adjustments needed to reflect the changes in Forest's structure and operations caused by the acquisition of Houston Ex and the divestiture of Forest's Alaska assets. The amended 2007 AIP was filed with the SEC on October 25, 2007. In general terms, the 2007 AIP was designed to meet the following objectives:

  •
  provide an annual incentive plan framework that was performance-driven and focused on objectives that were critical to Forest's success in 2007;

  •
  offer competitive cash compensation opportunities to all employees; and

  •
  reward outstanding achievement.

        The 2007 AIP provided for annual incentive awards determined primarily on the basis of Forest's results under specified performance measures. The framework of the 2007 AIP was similar to annual incentive plans utilized by Forest in the past. Each year, the Compensation Committee establishes the threshold, target, and outstanding (or maximum) performance levels for each performance measure and its appropriate weighting. These performance measures and their weighting are reviewed annually in light of changing Forest priorities and strategic objectives. The awards under the 2007 AIP were based upon the success of business units and corporate staff of Forest in achieving the objectives established by the Compensation Committee and included in the plan. These goals, stated in terms of the specific performance measures, were derived in part from Forest's 2007 business plan. The Compensation Committee also maintains discretion to adjust awards to account for corporate achievements during the year that are not captured in the performance measures.

        For 2007, performance measures were established for (i) total shareholder return, (ii) cash cost, (iii) acquisitions, (iv) production, and (v) rate-of-return on capital investments. With the exception of total shareholder return, for each executive officer, the performance measures were tied to that officer's business unit or, if the officer worked in the corporate group, to Forest as a whole.

        Total shareholder return was defined under the 2007 AIP as the percentage increase in the trading price of Forest common stock that occurred from the last trading day in December 2006 to the last trading day in December 2007, and the measure is judged in relation to a peer group of companies. The Compensation Committee is responsible for selecting Forest's peer group of companies. The Committee tries to select non-integrated, oil and gas production companies that closely resemble Forest in terms of market capitalization, revenues, geographic focus, and employee count. The Committee replaced four of nine peer companies for 2007 with companies that it felt better reflected Forest's market capitalization and operational characteristics following Forest's acquisition of Houston Ex in June 2007. The peer group of companies that the Compensation Committee chose to consider during 2007 consists of the following:

  1.
  Newfield Exploration Company

  2.
  Pioneer Natural Resources Company

  3.
  St. Mary's Land & Exploration Company

  4.
  EXCO Resources, Inc.

  5.
  Plains Exploration & Production Company

  6.
  Petrohawk Energy Corporation

  7.
  Cimarex Energy Co.

  8.
  Whiting Petroleum Corporation

  9.
  Encore Acquisition Company

        Cash cost was defined as the sum of direct operating expense and expensed workovers, but excluding ad valorem taxes, transportation expense, allocated G&A expense for the applicable business unit, and total company-wide expensed G&A administrative costs, divided by the business unit's total net production for the year. Acquisitions were defined as the volumetric amount of estimated oil and gas proved reserves acquired during the year on terms that satisfied pre-defined economic metrics. Production was defined as total net production, excluding royalty and other burdens; provided that adjustments would be made if the applicable business unit overspent its capital budget. Rate-of-return on capital investments was defined as the pre-tax rate of return on all capital spent during the year, including drilling projects, acquisitions, recompletions, leaseholds, seismic, and capitalized G&A, while taking into account all revisions to proved reserves made during the year.

        Each participant in the 2007 AIP had a target bonus expressed as a percentage of his or her base salary. The Compensation Committee established the target bonus percentage for each named executive officer after taking into account the importance of the position held by that participant to the success of Forest during 2007 as well as published compensation surveys and information provided by Towers Perrin and Forest's Vice President, Human Resources. For the named executive officers, these percentages were as follows: (i) Mr. Clark—100%, (ii) Mr. Keyte—75%, (iii) Mr. Ridens—75%, (iv) Mr. Marter—60%, and (v) Mr. Gurule—60%. The total expected pool under the 2007 AIP is equal to the sum of the target bonuses for each of the participants in the plan. However, as described below, the final size of the pool could be lower or higher than the expected amount and was dependent on the extent to which Forest and its business units satisfied the 2007 performance measures.

        With respect to each of the five performance measures under the 2007 AIP, the Compensation Committee determined a "threshold," "target," and "outstanding" (or maximum) performance level. The "threshold" level is equal to 25% of the target level and is the level at which payout under the 2007 AIP begins for the applicable performance measure. If the actual performance level for a measure is below the threshold level, no payout will occur with respect to that measure. The "target" level is that at which 100% of the expected payout for the applicable performance measure will occur. Where applicable, the target levels for the 2007 AIP performance measures correlated with production and cost projections contained in Forest's 2007 business plan. The "outstanding" level is that at which 200% of the expected payout for the applicable performance measure will occur. Completion for the total 2007 AIP is limited to 200% of target.

        Actual performance that falls somewhere between the threshold and target levels or between the target and outstanding levels is rewarded in direct proportion to where it falls relative to the three performance level benchmarks. For example, actual performance that is higher than the target level, and reaches 20% of the difference between the target level and the outstanding level, would dictate a payout equal to 120% of the expected payout for the applicable performance measure. Actual performance that is above the threshold level, and reaches 10% of the difference between the threshold level and the target level, would dictate a payout equal to 32.5% of the expected payout for the applicable performance measure, since the threshold level represents 25% of the target level.

        Each participant's target bonus was to be paid if all of the 2007 performance measures reached the target level and the individual's performance merited a bonus. Each performance measure represented a percentage of the total target bonus. In 2007, the weightings for each participant, as set by the Compensation Committee, were as follows: (i) 15% for total shareholder return, (ii) 15% for cash cost, (iii) 20% for acquisitions, (iv) 30% for production, and (v) 20% for rate-of-return on capital investments. The specific payout for each performance measure was dictated by where the actual performance level for the measure fell in relation to the threshold, target, and outstanding benchmark levels. An individual's performance was considered in the context of whether his or her performance during 2007 contributed to or detracted from the overall success of Forest or, if applicable, to the success of his or her business unit. If in the opinion of the Compensation Committee and Mr. Clark (with respect to executive officers other than himself) the individual made a disproportionately positive contribution, his or her bonus would be adjusted upward; conversely, if the individual did not contribute appropriately or detracted from the success, his or her bonus would be adjusted downward.

        At its regular meeting in February 2008, the Compensation Committee reviewed the performance of Forest and its business units under the 2007 AIP. The Committee also reviewed with Mr. Clark other variances and accomplishments during 2007.

        The Committee reviewed with Mr. Clark, both during its February 2008 regular meeting and in subsequent private conversations with him, the individual performance of each executive officer during 2007. With respect to Mr. Keyte, the Compensation Committee considered his success during 2007 in formulating and implementing financially-sophisticated and beneficial transactions for Forest, including the Forest Alaska term loan financing, the successful sale of Forest Alaska and Forest's other assets in Alaska, the acquisition of Houston Ex, and the successful renegotiation of Forest's credit facilities and placement of $750 million in senior notes. With respect to Mr. Ridens, the Compensation Committee considered his success in leading the Western business unit (while he was Senior Vice President of that business unit), his key role in the integration of the Houston Ex operations, which included residing in Houston from the June 6, 2007 closing of the acquisition until a new Vice President of the Southern business unit (which is based in Houston) was selected in July 2007 and, during that period, his simultaneous management of both the Houston Ex office and the Western business unit, and his prompt and successful efforts to assume leadership of Forest's operations after being promoted to Chief Operating Officer. With respect to Mr. Marter, the Compensation Committee considered his work during 2007 in the negotiations and documentation of the Houston Ex acquisition and its associated debt financings and with respect to the Alaska transactions. With respect to Mr. Gurule, the Compensation Committee considered his leadership of the Alaska business unit during a time when Forest marketed and sold its Alaska assets and his success in transitioning the Alaska operations and employees to the purchaser of those assets. In general, the Compensation Committee attributed positive corporate performance, including Forest's first-place stock performance in 2007 relative to its peer companies, the successful acquisition and integration of Houston Ex, and the successful divestiture of Forest's Alaska assets, to the leadership of its executive officers. The Compensation Committee also generally considered the need to provide competitive incentive opportunities for all of Forest's executive officers. Lastly, the Compensation Committee considered the special bonus that each of the named executive officers received in November 2007 (as described in the following section).

        Looking at Forest's performance as a whole, the calculated payout under the 2007 AIP exceeded the total target payout. Based on the performance of Forest, its business units, and the individual executive officers, the Compensation Committee approved cash bonus awards under the 2007 AIP in the aggregate amount of $3.5 million for all of the executive officers, as a group, including Mr. Clark. The Compensation Committee and the full Board (excluding Mr. Clark) reviewed Mr. Clark's performance at their regular meetings in February 2008 and in a series of subsequent conversations that continued until March 9, 2008. The Compensation Committee granted a bonus award to Mr. Clark equal to approximately 165% of his year-end base salary, which was approved and ratified by the Board. The annual target bonuses for the other named executive officers ranged from 60% to 75% of their base salaries, and the actual bonus awards paid ranged from approximately 70% to 140% of base salary. Individual executive officer bonus awards were reviewed and approved by the Compensation Committee.

        In determining to award Mr. Clark the largest bonus under the 2007 AIP, the Compensation Committee took into account his continued leadership role in transforming Forest from a smaller, relatively unfocused company with both offshore (Gulf of Mexico and Alaska) and onshore properties and interests located in such countries as Albania, Germany, Thailand, Switzerland, Romania, Australia, and Turkey, to one that is now focused on onshore, repeatable plays in the lower 48 states of the U.S. and Canada. The Compensation Committee also took account of Mr. Clark's specific accomplishments during 2007, which included the acquisition of Houston Ex, the successful and prompt integration of Houston Ex's assets into Forest's operations, the successful divestiture of Forest's non-operated, high-cost assets in Alaska, and Mr. Clark's continued success in keeping Forest's finding, development, and operating costs at levels below those experienced by Forest's peer companies. The Compensation Committee also noted that, during 2007, Mr. Clark maintained and continued to build on Forest's experienced management team, which included transitioning into the organization new vice presidents for the Eastern, Western, and Southern business units and for the Business Development and Engineering group.

        The Compensation Committee establishes the target level of performance such that achievement of the target level on any financial or operating measure represents above-average performance by management. At the time target levels are established, the outcome is intended to be substantially uncertain but achievable with a high level of performance from Forest's executives. Further, the Compensation Committee intends that achievement of the "outstanding" level on any financial or operating measure be very difficult. Over the past five years Forest has achieved performance in excess of its target levels twice, that being in 2006 and 2007. The achievement percentage over the past five years has exceeded the threshold level each year and has been between approximately 62% and 169% of target with an average achievement percent over the past five years of approximately 106% of the target award opportunity. Company performance is the sum of the performance of each of the individual business units. Bonus awards for executive officers in charge of business units are calculated in accordance with the performance of their business unit, which may vary from the performance of Forest as a whole. In 2007, the calculated bonus awards for Messrs. Clark, Keyte, Ridens, Marter, and Gurule were based on the performance of Forest as a whole.

        Special Bonuses.    At its regular meeting in August 2007, the Compensation Committee considered and determined to award special bonuses to certain employees, including the named executive officers, who played a role in the acquisition of Houston Ex and/or in the divestiture of Forest's assets in Alaska. The purpose of the special bonuses was to reward employees who had expended extraordinary efforts and exhibited particular skill with respect to the acquisition of Houston Ex and/or the divestiture of Forest's Alaska assets, and the award was done in light of the significant size and the importance to Forest of these two transactions.

        At its August 2007 meeting, the Compensation Committee requested that Mr. Clark make recommendations regarding individual awards to executive officers. On November 2, 2007, after considering Mr. Clark's recommendations and discussing with him the performance of each executive officer, the Compensation Committee approved individual bonuses to the executive officers and approved a bonus to Mr. Clark. The Committee approved special bonuses to the named executive officers, including Mr. Clark, totaling $1.04 million. In each instance, the Compensation Committee considered the extent to which the named executive officer demonstrated extraordinary effort or skill in helping Forest to negotiate and consummate the Houston Ex acquisition and/or the Alaska divestiture.

        Long Term Incentive Awards.    On June 11, 2007, the Compensation Committee made long-term incentive awards—equity awards—to the named executive officers (and authorized awards to all other Forest employees). The last equity award to the named executive officers occurred in December 2005. The Compensation Committee has followed the trend in our industry and in industry in general toward the granting of restricted stock (rather than stock options) to the executive officers. The Committee chose restricted stock for recent grants in consideration of the fact that the majority of Forest's competitors have shifted to restricted stock awards or a combination of restricted stock awards and stock option awards and away from stock option awards only and that restricted stock provides a more effective retention incentive.

        Forest's shareholders approved a new 2007 Stock Incentive Plan (the "2007 Plan") on June 5, 2007. The Compensation Committee is responsible for administering the 2007 Plan, which was the source of the 2007 long term incentive awards to the named executive officers. Those awards were all in the form of restricted stock and are governed by individual restricted stock agreements, which were approved in advance by the Compensation Committee. Under the terms of those agreements, the restricted stock is subject to forfeiture provisions that lapse 100 percent on the third anniversary of the date of the award. If the named executive officer resigns or is terminated for unsatisfactory performance of his duties (as determined by Forest in its sole discretion) prior to the conclusion of the three years, all of the restricted shares are forfeited. There are no other qualitative and quantitative targets that impact the vesting of the restricted stock.

        With respect to the initial awards of restricted stock in June 2007 (as opposed to the forfeiture criteria), the awards were based on the Compensation Committee's recognition of (i) Forest's performance compared to its peer group, (ii) the services that each of the named executive officers had performed for Forest during 2006 and 2007, (iii) the competitive atmosphere for qualified executives in the oil and gas industry, and (iv) the need to increase the retentive aspects of Forest's compensation structure. Further, the Compensation Committee generally tried to set the equity awards for Forest's executive officers at or near the 75th percentile of awards to comparable executive officers at Forest's peer group of companies.

        In June 2007, the Compensation Committee determined to award an aggregate of 661,200 shares of restricted stock (or, in the case of Canadian employees, phantom stock units) to all Forest employees, including officers. The named executive officers received an aggregate of 172,000 shares of restricted stock. In determining the individual awards to executive officers other than Mr. Clark, the Compensation Committee and Mr. Clark consider the individual's performance, the magnitude of his or her responsibilities within the Forest organization, and how critical the individual's position is in terms of retention.

        In determining to award Mr. Clark the largest award under the 2007 Plan, 80,000 shares of restricted stock, the Compensation Committee took into account its view that Mr. Clark's leadership role at Forest is now highly visible to and valued by Forest's shareholders and analysts who report on Forest, and that his departure from Forest could be very detrimental to Forest and its shareholders. Given that view, the Compensation Committee determined that the retentive effect of a significant award to Mr. Clark under the 2007 Plan was appropriate and in the best interests of Forest and its shareholders.

        Retirement Plans.    Forest's 401(k) Plan is designed to encourage U.S. employees, including the named executive officers, to save for the future. This compensation program generally is not linked to Forest's performance and was not so linked during 2007. The 401(k) Plan provides Forest's U.S. employees with the opportunity to contribute certain eligible earnings on a pre-tax basis to an account investing in various investment options. Employees may elect to contribute up to 80% of their eligible compensation, subject to certain limitations. Forest matches employee contributions up to a designated percentage of an employee's total eligible compensation, with Forest's contributions vesting for newly-hired employees over a period of five years. During 2007, Forest contributed a total of $31,644 to the 401(k) Plan on behalf of the named executive officers.

        Forest also has adopted an executive deferred compensation plan. Once the maximum Forest match allowable under the 401(k) Plan has been made, the remainder of the match is contributed to the executive deferred compensation plan. During 2007, Forest contributed a total of $94,888 to the executive deferred compensation plan on behalf of the named executive officers. Effective January 1, 2007, the Compensation Committee amended the investment structure of the executive deferred compensation plan. Instead of accruing interest at the rate of 0.5% per month, the plan was amended to provide for a slate of investment options (primarily mutual funds and exchange traded funds) that are selected by Forest, and participants may designate how deferred amounts are deemed to be invested.

        Other Benefits.    During 2007, the Compensation Committee did not make any changes to the other perquisites that the named executive officers receive at Forest. Those benefits include participation in plans available to all Forest employees, such as medical and dental plans, group term life and accidental death and dismemberment insurance plans, and short-term and long-term disability plans. Named executive officers also receive reimbursement of tax-preparation expenses and the cost of an annual extensive physical examination. Historically, the reimbursements have involved small dollar amounts, and the Compensation Committee believes that they are reasonable and consistent with the compensation practices of Forest's competitors.

        In November 2007, the Compensation Committee approved new forms of severance agreements extending the terms of the prior severance agreements between Forest and the named executive officers and implementing certain changes designed to comply with Section 409A of the Internal Revenue Code. The severance agreements will next be eligible for review and, if Forest deems appropriate, termination in June 2010. These agreements and the benefits that would flow to the officers in the event of an involuntary termination are explained below under the heading, "Potential Payments Upon Termination or Change-of-Control." The Compensation Committee believes that the severance agreements promote stability and continuity among the named executive officers, particularly if the situation arises where Forest is actively being considered as an acquisition target. In the context of a change-of-control, a "double-trigger" must occur in order for severance benefits to be payable to the named executive officer—that is, a change-of-control must occur and the officer must suffer an involuntary termination within two years of that occurrence. The Compensation Committee believes that the double-trigger provides a sufficient level of protection for the executive officer as well as a retention incentive benefiting Forest and shareholders without creating an unreasonable obstacle to potential bona fide purchasers of Forest.

        During its November 2007 meeting, the Compensation Committee also reviewed the other provisions in the forms of severance agreements with the named executive officers and determined that those provisions remain appropriate. Three of the named executive officers (Messrs. Clark, Keyte, and Gurule) have "grandfathered" forms of severance agreements. The grandfathered forms provide for defined severance benefits in the event of (i) an involuntary termination that occurs in conjunction with a change-of-control or (ii) an involuntary termination (defined to exclude from its scope a termination "for cause") that is not in conjunction with a change-of-control. Messrs. Ridens and Marter have severance agreements that only provide for severance benefits if they suffer an involuntary termination in conjunction with a change-of-control. Whether an executive officer has a grandfathered or non-grandfathered form of severance agreement had historically been tied to when he or she first became an officer of Forest. Forest ceased using the grandfathered forms in 2003, and so officers such as Messrs. Ridens and Marter, who were first elected after 2003, do not have grandfathered forms. However, the Compensation Committee has considered the issue and determined not to change the existing grandfathered severance agreements to non-grandfathered forms, because it believes that the longevity and demonstrated loyalty of the officers with grandfathered forms should be taken into account and rewarded with the additional benefits contained in those forms.

        Forest keeps records regarding other expenses that it pays on behalf of executive officers. If those expenses are not related to company business, they are paid directly by the officer or are reimbursed back to Forest. Certain expenses that are in fact related to company business represent additional compensation. Temporary living expenses, limited to actual rental payments, were provided to Mr. Clark for a brief portion of 2007 for an apartment in Denver, Colorado, and are described in footnote 5 to the Summary Compensation Table. Mr. Clark moved into a residence in Denver, and Forest ceased reimbursing Mr. Clark for any temporary living expenses during the first quarter of 2007.

  How does each compensation element and Forest's decisions regarding that element fit into Forest's overall compensation objectives and affect decisions regarding other elements?

        The Compensation Committee considers each element of Forest's compensation program and, when making decisions regarding specific elements, takes into account how that element fits into Forest's overall compensation objectives. The Committee also considers how that element is affected by the other elements in the program.

        At its regular meetings in November 2007 and in February 2008, the Compensation Committee reviewed cumulative compensation tally sheets, severance valuations, and valuations of outstanding equity awards for each of Forest's named executive officers. The tally sheets, severance valuations, and equity valuations were prepared by Forest's Vice President, Human Resources. The tally sheets describe each named executive officer's base salary, 2006 annual incentive bonus, the annual value of perquisites, the historic value of all restricted stock and stock options granted to and held by the officer, the annual amount of employer matching for the 401(k) Plan and executive deferred compensation plan, and the internal pay equity among the named executive officers. The tally sheets then state the cumulative total value of these components. The severance valuations describe the severance payment and other benefits that each named executive officer would receive in the context of a termination from Forest, both in conjunction with and not in conjunction with a change-of-control. The equity valuations describe the current market value of all restricted stock and options held by each of the named executive officers as well as the value derived by the officer through recent vesting of restricted stock or exercises of options.

        The Compensation Committee believes that the tally sheets, severance valuations, and equity valuations allow it to keep track of the on-going value and retentive quality of prior compensation grants, which in turn allows the Committee to maintain an appropriate perspective when considering current compensation decisions.

        The Compensation Committee has instructed Forest's Vice President, Human Resources, to continue to survey peer group companies and to update the tally sheets, severance valuations, and equity valuations and present the updates to the Committee on an annual basis and also when the Committee is considering material compensation issues, such as awards under the AIP. The Committee intends to continue using these items as a means to make informed decisions regarding all of the components of Forest's compensation program.

Compensation Committee Report

        We have reviewed and discussed the foregoing "Compensation Discussion and Analysis" required by Item 402(b) of Regulation S-K with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the "Compensation Discussion and Analysis" section be included in this proxy statement and incorporated by reference into Forest's Annual Report on Form 10-K for the year ended December 31, 2007.

THE COMPENSATION COMMITTEE
James D. Lightner, Chairman Loren K. Carroll Forrest E. Hoglund

Summary Compensation Table

        The table below discloses the total compensation paid or earned by Forest's Chief Executive Officer, Chief Financial Officer, and the other three most highly paid executive officers (collectively, the "named executive officers" or "NEOs") for fiscal years ending December 31, 2006 and December 31, 2007.

        As reflected in the table, in 2007, on average, the named executive officers' base salary accounted for approximately 19% of total compensation, Non-equity Incentive Plan Compensation and special discretionary bonuses (including cash bonuses awarded under Forest's 2007 AIP and special discretionary bonuses) for services rendered in 2007 accounted for approximately 43% of total compensation, long-term equity incentive awards accounted for 37% of total compensation, and the remainder was comprised of other benefits and perquisites. The footnotes to the Summary Compensation Table provide disclosure for fiscal year 2007, unless otherwise indicated.

Name and Principal Position (a)	Year (b)	Salary ($)(c)	Bonus ($)(d)(1)	Stock Awards ($)(e)(2)	Option Awards ($)(f)(2)	Non-Equity Incentive Plan Compensation ($)(g)(3)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)(h)(4)	All Other Compensation ($)(i)(5)	Total ($)(j)
H. Craig Clark President and Chief Executive Officer	2007 2006	563,750 537,500	300,000 0	1,580,689 2,468,698 (6)	569,409 811,694 (6)	1,000,000 700,000	0 3,057	54,769 41,251	4,068,617 4,562,200 (6)
David H. Keyte(7) Executive Vice President and Chief Financial Officer	2007 2006	393,750 375,000	300,000 0	717,397 893,448 (6)	182,794 252,943 (6)	550,000 375,000	842 2,158	29,679 9,147	2,174,462 1,907,696 (6)
J.C. Ridens Executive Vice President and Chief Operating Officer	2007 2006	286,282 266,250	175,000 0	288,154 320,083 (6)	79,011 79,011 (6)	400,000 250,000	0 244	21,434 7,972	1,249,881 923,560 (6)
Cyrus D. Marter IV Senior Vice President, General Counsel and Secretary	2007 2006	277,577 245,000	175,000 0	226,190 246,888	41,921 54,165	300,000 170,000	0 14	20,025 10,911	1,040,713 726,978
Leonard C. Gurule Senior Vice President	2007 2006	286,250 275,000	90,000 0	226,787 320,083 (6)	149,803 176,574 (6)	200,000 160,000	0 617	35,529 6,981	988,369 939,255 (6)

(1)
Amounts reflect a special discretionary bonus approved by the Compensation Committee on November 2, 2007, which had previously approved the establishment of a discretionary bonus pool to be used for special cash awards to certain Forest employees (other than the President and Chief Executive Officer) who were involved with Forest's acquisition of Houston Ex and the related financing transactions completed in June 2007 and the disposition of Forest's Alaska assets that was completed in August 2007. Participation in the special bonus program and the size of awards were subject to various constraints approved by the Compensation Committee. Participation and individual cash awards were determined by the President and Chief Executive Officer. The Compensation Committee separately approved a special discretionary bonus award to the President and Chief Executive Officer for his work on the foregoing transactions. None of the NEOs received payments that would be characterized as "Bonus" payments for the fiscal year ended December 31, 2006.

(2)
Amounts shown in columns (e) and (f) include dollar amounts recognized for financial statement reporting purposes in fiscal years 2006 and 2007 in accordance with Statement of Financial Accounting Standards 123(R) ("SFAS 123(R)") for the amortization of the grant date fair value of stock awards and option awards granted to the named executive officers for fiscal year 2007 and prior years, excluding the impact of estimated forfeitures related to service-based vesting conditions, as required by SEC rules. These amounts do not reflect amounts paid to or realized by the NEO for fiscal 2007. A discussion of the valuation assumptions used for purposes of the SFAS 123(R) calculation is included under Note 7 to Forest's 2007 Consolidated Financial Statements that are part of Forest's Annual Report on Form 10-K for the year ended December 31, 2007. Further, as described in Note 7 to Forest's 2007 Consolidated Financial Statements, during 2006 we completed the spin-off of our Gulf of Mexico properties by means of a special stock dividend. The dividend took the form of shares of common stock of Mariner Energy Inc. and resulted in the partial settlement of all restricted stock awards held by Forest employees, including restricted stock held by the named executive officers. The amounts shown in the "Stock Awards" column reflect the partial settlement in 2006 for purposes of SFAS 123(R).

(3)
Amounts reflect the cash bonus awards to the NEOs under the 2007 AIP, which is discussed in further detail under the caption "Annual Incentive Bonus" under the heading "Compensation Discussion and Analysis" above. Bonus awards under the 2007 AIP were accrued and earned in 2007 and paid in the first quarter of 2008.

(4)
Amounts reflect the actuarial increase in the present value of the NEO's benefits under the Forest Oil Corporation Pension Trust Agreement (the "Pension Trust"). This amount is determined using interest rate and mortality rate assumptions consistent with those used in Forest's financial statements and include amounts that the NEO may not currently be entitled to receive because such amounts are not vested. Mr. Keyte is the only NEO that participates in the Pension Trust.

(5)
Amount shown for each NEO includes: (i) matching contributions to the 401(k) Plan; (ii) matching contributions to the executive deferred compensation plan; (iii) tax gross-ups on amounts paid to the NEOs in 2007; (iv) the taxable value of group term life insurance coverage in excess of $50,000; (v) the amount shown for Mr. Clark includes reimbursements of financial consulting, temporary living expense, physical examination and spousal travel; and (vi) the amount shown for Mr. Gurule includes reimbursements for financial consulting and health club membership. The amounts attributable to each such perquisite or benefit for each NEO did not exceed the greater of $25,000 or 10% of the total amount of perquisites received by the NEO.

(6)
Amounts shown above for 2006 are slightly different from the amounts included in our proxy statement for the 2007 annual meeting of shareholders. When computing the figures contained in the 2007 proxy statement, we mistakenly included in the stock award and option award computations the estimate of forfeitures related to service-based vesting conditions. In contrast, when computing the stock award and option award amounts shown above for 2006 and 2007, we excluded from the computations the estimate of forfeitures. The 2006 stock award and option award amounts included in our 2007 proxy were as follows: Mr. Clark—$2,336,532 and $791,152, respectively; Mr. Keyte—$844,122 and $245,996, respectively; Mr. Ridens—$302,790 and $76,540, respectively; Mr. Gurule—$302,790 and $172,193, respectively; and Mr. Marter—not applicable. The total compensation amounts shown above for 2006 were also adjusted to reflect these revisions.

(7)
Effective April 1, 2008, Mr. Keyte's annual salary amount will adjust to $430,000.

2007 Grants of Plan-Based Awards

        The following table provides information about plan-based awards, including cash payouts and restricted stock awarded to each of the named executive officers for services provided during 2007.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards

Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2) (i)	All Other Option Awards: Number of Securities Underlying Options (#)(3) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(4) ($) (l)
H. Craig Clark	06/11/07	151,250	605,000	1,210,000	N/A	N/A	N/A	80,000	0	N/A	3,313,200
David H. Keyte	06/11/07	75,000	300,000	600,000	N/A	N/A	N/A	45,000	0	N/A	1,863,675
J.C. Ridens	06/11/07	65,625	262,500	525,000	N/A	N/A	N/A	20,000	0	N/A	828,300
Cyrus D. Marter IV	06/11/07	48,000	192,000	384,000	N/A	N/A	N/A	15,000	0	N/A	621,225
Leonard C. Gurule	06/11/07	43,500	174,000	348,000	N/A	N/A	N/A	12,000	0	N/A	496,980

(1)
Amounts represent range of possible cash payouts under Forest's 2007 AIP. As described under the heading "Compensation Discussion and Analysis" above, the Compensation Committee sets target bonuses at the beginning of the fiscal year under our annual incentive plan. The threshold amount shown in column (c) reflects the minimum payment level under the 2007 AIP, which is 25% of the target amount shown in column (d); however, no payments will be made under this plan unless the minimum, 25% performance targets are achieved. The maximum amount shown in column (e) is 200% of such target amount, which represents the maximum for the plan; however, the maximum limit for individual employees, including the NEOs, is determined by the Committee and it has discretion to increase the size of individual awards in excess of 200%. The amounts shown in columns (c), (d) and (e) are based on the NEO's current salary and position. The actual amounts awarded for fiscal 2007 are set forth under the heading, "Summary Compensation Table" in the Non-Equity Incentive Plan Compensation column.

(2)
Amounts represent shares of restricted stock awarded to each of the NEOs under the 2007 Plan, which were approved by the Compensation Committee on June 11, 2007. The restrictions on these awards lapse on the dates shown in the table below, "Outstanding Equity Awards At Fiscal Year-End." As reflected in the table, the restrictions generally lapse 100% on the third anniversary of the date of the award, subject to the NEO's continued employment. The restricted shares are held by Forest until the restrictions lapse; however, the NEO may exercise voting power and participate in dividends, if any, declared on Forest's common stock.

(3)
No stock options were awarded to the NEOs during fiscal year 2007.

(4)
The grant date value of the restricted stock awards is calculated in accordance with SFAS 123(R) and is equal to the number of shares awarded times $41.415, which is the mean of the high and low sales prices of Forest's common stock as listed on the NYSE on June 11, 2007.

Outstanding Equity Awards At Fiscal Year-End

        The following table provides information on the current stock option and stock award holdings by each of the named executive officers. This table includes unvested, unexercised stock options and unvested restricted stock awards. The vesting dates for each option grant and stock award is shown in the accompanying footnotes. The market value of the stock awards is based on the closing market price of Forest's common stock as of December 31, 2007, which was $50.84.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(d)	Option Exercise Price ($)(e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(g)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)(i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(j)
H. Craig Clark	257,200 74,300 84,108 148,600 111,450 44,580	0 0 0 0 37,150(2) 14,860(2)	N/A	18.19 16.82 15.65 14.93 16.85 20.60	09/05/11 12/12/11 02/26/13 07/30/13 02/25/14 12/08/14	80,000 80,000	4,067,200 4,067,200	N/A	N/A
David H. Keyte	111,450 52,010 44,580 44,580 22,290	0 0 0 14,860(3) 7,430(3)	N/A	20.02 16.82 15.65 16.85 20.60	12/07/10 12/12/11 02/26/13 02/25/14 12/08/14	30,000 45,000	1,525,200 2,287,800	N/A	N/A
J.C. Ridens	16,183 7,579	7,894(4) 2,526(4)	N/A	17.14 20.60	04/14/14 12/08/14	10,000 20,000	508,400 1,016,800	N/A	N/A
Cyrus D. Marter IV	7,430 3,566 5,573 10,031	0 0 1,857(5) 3,343(5)	N/A	19.06 15.65 16.85 20.60	06/10/12 02/26/13 02/25/14 12/08/14	4,000 8,000 15,000	203,360 406,720 762,600	N/A	N/A
Leonard C. Gurule	55,725 22,290 8,916	0 7,430(6) 2,972(6)	N/A	14.98 16.85 20.60	09/22/13 02/25/14 12/08/14	10,000 12,000	508,400 610,080	N/A	N/A

(1)
Unvested options vest in equal increments of 25%, commencing on the first anniversary date of the grant, and have a term of ten years. Shares of restricted stock vest 100% on the third anniversary of the date of the award or, if earlier, upon a change of control and certain termination events, including involuntary termination not for cause, death, disability, or retirement.

As of December 31, 2007:

(2)
The vesting dates for Mr. Clark's outstanding unvested, unexercised options are as follows: 37,150 shares vest on February 25, 2008; and 14,860 shares vest on December 8, 2008. The forfeiture restrictions on Mr. Clark's unvested restricted stock will lapse as follows: 80,000 shares vest on December 19, 2008 and 80,000 shares vest on June 11, 2010.

(3)
The vesting dates for Mr. Keyte's outstanding unvested, unexercised options are as follows: 14,860 shares vest on February 25, 2008; and 7,430 shares vest on December 8, 2008. The forfeiture restrictions on Mr. Keyte's unvested restricted stock will lapse as follows: 30,000 shares vest on December 19, 2008 and 45,000 shares vest on June 11, 2010.

(4)
The vesting dates for Mr. Ridens' outstanding unvested, unexercised options are as follows: 7,894 shares vest on April 14, 2008; and 2,526 shares vest on December 8, 2008. The forfeiture restrictions on Mr. Ridens' unvested restricted stock will lapse as follows: 10,000 shares vest on December 19, 2008 and 20,000 shares vest on June 11, 2010.

(5)
The vesting dates for Mr. Marter's outstanding unvested, unexercised options are as follows: 1,857 shares vest on February 25, 2008; and 3,343 shares vest on December 8, 2008. The forfeiture restrictions on Mr. Marter's unvested restricted stock will lapse as follows: 4,000 shares vest on January 24, 2008, 8,000 shares vest on December 19, 2008 and 15,000 shares vest on June 11, 2010.

(6)
The vesting dates for Mr. Gurule's outstanding unvested, unexercised options are as follows: 7,430 shares vest on February 25, 2008; and 2,972 shares vest on December 8, 2008. The forfeiture restrictions on Mr. Gurule's unvested restricted stock will lapse as follows: 10,000 shares vest on December 19, 2008 and 12,000 shares vest on June 11, 2010.

Option Exercises and Stock Vested

        The following table provides information, on an aggregate basis, about stock options that were exercised and restricted stock awards that vested during the fiscal year ended December 31, 2007 for each of the named executive officers.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise ($)(c)(1)	Number of Shares Acquired on Vesting (d)(2)	Value Realized on Vesting ($)(e)
H. Craig Clark	40,000	1,223,436	20,000(3) 20,000(4)	670,200 976,300
David H. Keyte	66,870	1,694,878	10,000 (4)	488,150
J.C. Ridens	7,500	189,462	5,000 (4)	244,075
Cyrus D. Marter IV	0	0	0	0
Leonard C. Gurule	0	0	5,000 (4)	244,075

(1)
The realized value is based on the difference between the market value of the shares purchased on the date of exercise and the option exercise price multiplied by the number of shares covered by the exercised option.

(2)
The number of shares and the value realized upon the lapsing of the forfeiture restrictions include shares that were surrendered by the named executive officer to Forest at the time of vesting to satisfy tax withholding requirements.

(3)
Forfeiture restrictions lapsed on February 25, 2007. The value realized was calculated by multiplying the number of shares shown in the table by $33.51, which was the mean of the high and low sales prices of Forest's common stock as listed on the NYSE on February 25, 2007.

(4)
Forfeiture restrictions lapsed on December 8, 2007. The value realized was calculated by multiplying the number of shares shown in the table by $48.815, which was the mean of the high and low sales prices of Forest's common stock as listed on the NYSE on December 8, 2007.

Pension Benefits

        We have a qualified, non-contributory defined benefit pension plan, the Forest Oil Corporation Pension Trust Agreement. Benefit accruals under this plan were suspended effective as of May 31, 1991. The following table sets forth information on the pension benefits for Mr. Keyte, the only named executive officer that was eligible to participate in this plan prior to the date it was frozen.

Name (a)	Plan Name (b)	Number of Years Credited Service (#)(c)	Present Value of Accumulated Benefit ($)(d)	Payments During Last Fiscal Year ($)(e)
H. Craig Clark	N/A	N/A	0	0
David H. Keyte	Forest Oil Corporation Pension Trust Agreement	4	28,599	0
J.C. Ridens	N/A	N/A	0	0
Cyrus D. Marter IV	N/A	N/A	0	0
Leonard C. Gurule	N/A	N/A	0	0

        The following table shows the estimated maximum annual benefits payable upon retirement at age 65 as a straight life annuity to participants in the pension plan for the indicated levels of average annual compensation and various periods of service, assuming no future changes in this plan. Mr. Keyte has four years of credited service and the estimated annual accrued benefit payable, based on a life annuity benefit, upon normal retirement for Mr. Keyte is $5,097.

	Estimated Maximum Annual Pension Benefits(2) Years of Service
Remuneration(1)	10	20	30
$100,000	$36,846	$48,060	$53,400
200,000	73,692	96,120	106,800
300,000	79,282	103,412	114,902
400,000	79,282	103,412	114,902

(1)
The level of compensation used to determine benefits payable under the pension plan is the participant's annual base salary prior to May 31, 1991.

(2)
Normal retirement benefits attributable to our contributions are limited under certain provisions of the Internal Revenue Code of 1986, as amended, to $175,000 in 2007, and increase annually thereafter for cost of living adjustments.

        The amount of our contribution, payment, or accrual in respect to any specified person in the pension plan is not and cannot readily be separately or individually calculated by the pension plan actuaries. Annual benefits at normal retirement are approximately 24% of average annual earnings (excluding bonuses) for any consecutive 60-month period that produces the highest amount, plus 21% of those earnings prorated over 20 years of credited service, and one-half of 1% of those earnings for each year of credited service in excess of 20, subject to certain adjustments for lack of plan participation. The relevant 60-month period must occur during the last 15 years prior to the earlier of retirement or May 31, 1991, when benefit accruals ceased. There is no offset for Social Security benefits. These benefits are payable for life with a 10-year certain period, or the actuarial equivalent of that benefit.

Nonqualified Deferred Compensation

        In addition to Forest's 401(k) Plan, which is a qualified plan within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), Forest maintains a non-qualified deferred compensation plan, the Executive Deferred Compensation Plan (the "Executive Plan"), that provides deferred compensation benefits for certain officers whose annual accumulations under the 401(k) Plan are limited by certain provisions of the Code. Under the 401(k) Plan, a participant may elect to defer up to 80% of his or her compensation and Forest makes certain specified contributions on behalf of each participant; however, the Code imposes several limitations (the "Limitations") on the amount of such deferrals and employer contributions, including the following: (i) the maximum employee elective deferral for each of 2007 and 2008 is $15,500 ($20,500 if the participant will attain at least age 50 by the end of the particular year); (ii) the maximum amount of participant compensation that may be taken into account under the 401(k) Plan was $225,000 for 2007 and was increased to $230,000 for 2008; (iii) certain employee elective deferrals and employer matching contributions must be returned to highly compensated employees or forfeited if the 401(k) Plan does not pass applicable nondiscrimination tests; and (iv) the maximum sum of employee elective deferrals and employer contributions made under the 401(k) Plan on a participant's behalf for 2007 could not exceed the lesser of 100% of compensation or $45,000 (which amount was increased to $46,000 for 2008).

        Subject to certain conditions and restrictions, a participant may defer under the Executive Plan a portion of his or her compensation with respect to which his elective deferrals under the 401(k) Plan are limited as a result of the application of the Limitations. In addition, amounts deferred by a participant under the Executive Plan for a particular year will be matched under this plan by Forest based on the matching formula used in the 401(k) Plan (which, for 2007, was a dollar-for-dollar match up to 7% of compensation and, for 2008, was increased to a dollar-for-dollar match up to 8% of compensation). The Executive Plan also provides a participant with an additional employer contribution to generally compensate the participant for reductions in his or her share of employer contributions under the 401(k) Plan by reason of the application of the Limitations. The Executive Plan permits distributions only upon a termination of service, except that in-service distributions are permitted only as necessary to fulfill a domestic relations order.

        The Executive Plan provides for a slate of investment options, primarily mutual funds (including the options available under the 401(k) Plan) and exchange traded funds, that are selected by Forest and participants may designate from time to time how deferred amounts are deemed to be invested among such options. As a result, the fair value of the liability recorded with respect to the deferred amounts under the Executive Plan will fluctuate due to gains and losses associated with the selected investment options. The amounts credited to participant accounts under the Executive Plan are not held in a trust, and all such amounts are subject to the claims of Forest's creditors. The Executive Plan is designed and operated in a manner that is intended to satisfy the requirements of Section 409A of the Code.

        In addition to the Executive Plan, Forest maintains two executive salary deferred compensation plans ("salary deferred compensation plans"). These plans have been frozen since December 31, 2005 for purposes of participation and any future deferrals of new compensation and are administered by the Compensation Committee. Eligibility to participate in these plans was limited to Forest's officers and directors. None of the non-employee directors elected to participate in these plans. At the time participation was elected, a participant had to specify the amount of their base salary and/or bonus to be deferred, as well as the time of payment. Distributions will be made in a lump sum per the participant's election, subject to any timing restrictions otherwise applicable under Section 409A of the Code. The amounts held in these plans are credited with hypothetical investment earnings based on participant investment elections made from various investment options selected by Forest. Accounts maintained for the participants, including Messrs. Clark and Ridens, the only NEOs who participate, are held by a brokerage firm in rabbi-trusts. These plans are not funded by Forest and no amounts are credited with above-market earnings.

        The following table provides information concerning contributions to the Executive Plan by each of the named executive officers and by Forest and the aggregate earnings in the Executive Plan and salary deferred compensation plans during 2007:

Name (a)	Executive Contributions in Last FY ($)(b)(1)	Registrant Contributions in Last FY ($)(c)(2)	Aggregate Earnings in Last FY ($)(d)	Aggregate Withdrawals/ Distributions ($)(e)	Aggregate Balance at Last FYE ($)(f)(3)
H. Craig Clark	181,812	36,254	111,733	0	1,355,658
David H. Keyte	47,500	20,500	45,906	0	651,568
J.C. Ridens	41,756	14,425	19,893	0	227,092
Cyrus D. Marter IV	15,033	9,330	2,137	0	45,994
Leonard C. Gurule	41,750	14,379	8,205	0	242,499

(1)
Amount contributed to the Executive Plan by each NEO is included in the amount reflected in the "Salary" column of the Summary Compensation Table above.

(2)
Amount contributed to the Executive Plan by Forest for each NEO is included in the amount reflected in the "All Other Compensation" column of the Summary Compensation Table above.

(3)
Amounts previously reported as compensation to each NEO in the Summary Compensation Table for fiscal 2006 are as follows: Mr. Clark, $173,125; Mr. Keyte, $45,000; Mr. Ridens, $38,250; Mr. Marter, $11,950; and Mr. Gurule, $40,000.

Potential Payments Upon Termination or Change-of-Control

        None of Forest's named executive officers have employment agreements with Forest, and their employment may be terminated at any time at the discretion of the Board. As described below, the Compensation Committee approved and Forest entered into new severance agreements with each of the named executive officers in December 2007 that provide for certain payments and other benefits if the officer's employment is terminated following a change-of-control and, with respect to several of the named executive officers, if the executive's employment is terminated other than for cause or other than as a consequence of death, disability, or retirement.

        Severance Agreements with the NEOs.    Forest entered into severance agreements with each of the named executive officers dated December 17, 2007. The terms and conditions of the new severance agreements are similar to the terms and conditions included in the prior forms of severance agreements between Forest and the named executive officers and include new and revised terms that are directed at complying with Section 409A of the Code and applicable regulations. The severance agreements provide for certain payments and benefits if the executive's employment is terminated under specified conditions and the executive's rights upon termination will depend on the circumstances of their termination and the terms included in their severance agreement. The severance agreements with all of the named executive officers provide for certain payments and benefits if the executive is involuntarily terminated (other than as a result of death, disability or retirement) within two years following a change-of-control of Forest. See below for a summary of the term "change-of-control." With respect to Messrs. Clark, Keyte and Gurule, their severance agreements also provide for payments and certain benefits if their employment is terminated (except as a result of death, disability or retirement) other than within two years after a change of control, either (i) by Forest for reasons other than for cause, or (ii) by the executive due to a significant change in their responsibilities, a reduction in their annual base salary, or a diminution in comparable benefits or, in circumstances involving a change-of-control, in addition to the foregoing reasons, due to a change in their principal place of employment or a diminution in eligibility for comparable compensation plans. As a condition to receiving any payments under their severance agreement, the executive must sign a release, releasing Forest from all claims and causes of action arising out of the executive's employment or their termination. In addition, as a condition to receiving payments and benefits under their severance agreements that are not tied to a change-of-control, the executive must agree not to compete with or solicit employees of Forest for a period of two years following his termination. Each of the severance agreements with the named executive officers will expire on June 17, 2010, subject to possible extensions for successive 30-month terms. See the table, "Potential Severance Payments and Benefits Upon Termination or Change of Control" below, for additional information.

        Change-of-Control.    Each of the officer's severance agreements includes a definition of a "change-of-control" that is intended to comply with applicable definitions and requirements of Section 409A of the Code and applicable regulations. Generally, under the agreements, a "change-of-control" means the occurrence of any one of the following types of events:

  •
  One person (or more than one person acting as a group) acquires stock ownership of Forest constituting more than 50% of the total fair market value or total voting power of Forest's stock;

  •
  A majority of the members of Forest's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the board before the date of such appointment or election; or

  •
  One person (or more than one person acting as a group) acquires during a 12-month period assets from Forest that have a total gross fair market value (the value of the assets determined without regard to any liabilities associated with such assets) equal to or more than 60% of the total gross fair market value of all of the assets of Forest immediately before such acquisition.

        Severance Payments Upon a Change-of-Control.    In the event any of the named executive officers' employment with Forest is terminated under the circumstances described above, within 24 months after the date upon which a change-of-control occurs, the executive will receive severance benefits including:

  •
  a lump sum payment in an amount equal to 2.5 times the total of his annual base salary plus the annual bonus most recently paid;

  •
  continued coverage under Forest's medical and dental benefit plans for the executive and his spouse and his eligible dependents for a period of up to 30 months with respect to Messrs. Clark, Keyte and Gurule, and 24 months with respect to Messrs. Ridens and Marter, without any cost to the executive (this coverage will be terminated if the executive becomes eligible to receive coverage from a subsequent employer during such period);

  •
  all outstanding stock options and, under the terms of the executives' restricted stock agreements, all restricted stock will immediately vest;

  •
  outstanding stock options will remain exercisable for a period of 12 months following the executive's last day of employment (but in no event will an option be exercisable for a longer period than the original term of the option or a shorter period than already provided for under the terms of the option);

  •
  any accrued benefits under non-qualified deferred compensation plans will become immediately non-forfeitable;

  •
  payment of an annual bonus under Forest's annual incentive plan, based on partial year results, which will be in an amount to be determined by the Compensation Committee on or before the date of the change-of-control; and

  •
  if any payment or distribution, whether pursuant to the severance agreement or otherwise, is subject to the federal excise tax on "excess parachute payments," under the terms of the severance agreement Forest will be obligated to pay the executive an additional amount as may be necessary so that the executive realizes, after the payment of any income or excise tax on such additional amount, an amount sufficient to pay all such excise taxes.

As described below, the payments and benefits and any reimbursements that may be payable to the executives under their severance agreements may be delayed for a period of six months if the payment of the amount or distribution of benefits is subject to Section 409A of the Code.

        Severance Payments Upon Termination Not Involving a Change-of-Control.    Upon the termination of the employment of Messrs. Clark, Keyte, or Gurule, other than for cause or other than as a consequence of death, disability, or retirement, they will receive severance benefits including:

  •
  continued payment of their base salary for a term of months equal to the whole number of times that their base salary can be divided by $10,000, limited to 30 months (the amounts payable will be reduced by 50% if the executive obtains new employment during the term of payment); and

  •
  continued coverage under Forest's medical and dental benefit plans for the executive and his spouse and his eligible dependents throughout such 30-month payment term without any cost to the executive (this coverage will be terminated if the executive becomes eligible to receive coverage from a subsequent employer during such period).

        Delayed Severance Payment Restrictions.    Among other things, Section 409A of the Code places restrictions on the timing of certain types of payments to the named executive officers and the other officers, including the payments and benefits that may be payable under each of the officers' severance agreements. As a result, the severance agreements with the named executive officers include restrictions that will delay the payment of any amount until a date that is six months after the date of the executive's termination of employment, or an earlier date to the extent such amount may be paid to the executive without being subject to additional taxes and interest under Section 409A of the Code. If the payment of any amount is delayed, the amounts of any payments that are delayed will accrue interest, on a non-compounded basis, from the date that such payment would have been made had Section 409A and the six-month payment restrictions not applied to the actual date the amount is paid to the executive.

        Payments Upon Retirement or Death or Disability.    If a named executive officer retires in accordance with Forest's normal retirement policies, or their employment is terminated as a result of death or disability, he will receive various benefits as reflected in the following table, which are generally available to all Forest employees. Under the terms of Forest's 2007 Plan and the forms of stock option and restricted stock agreements, upon retirement, death or disability, any vesting or forfeiture provisions will lapse and the executive will be entitled to receive the underlying shares and any outstanding stock options will remain exercisable for a period of 12 months. In addition, upon retirement, any vesting periods under the 401(k) Plan will lapse, but in the event of death or disability, the vesting periods will not accelerate. Generally, the Forest benefit and incentive plans require retirement on or after reaching age 62 and 15 years of qualifying service, although the severance agreements generally provide that retirement means reaching age 65. None of the named executive officers are currently eligible to receive any retirement benefits.

        Summary of Forest's Payment Obligations and other Benefits Upon Termination of Employment.    The following table summarizes Forest's payment obligations and the continuation of benefits to the named executive officers under various termination circumstances and assumes that the termination occurred on December 31, 2007.

Termination as a Result of
	Resignation for Good Reason or Termination Without Cause(1)	Change of Control(2)	For Cause or Without Good Reason	Voluntary Resignation	Retirement	Death or Disability
Unpaid base salary through date of termination	x	x	x	x	x	x
Accrued but unpaid vacation	x	x	x	x	x	x
Earned but unpaid annual incentive compensation		x
Unpaid deferred compensation	x	x	x	x	x	x
Unpaid reimbursements	x	x	x	x	x	x
Multiple of (a) base salary in effect at termination plus (b) amount equal to annual incentive bonus for last year		x
Excise tax and gross up		x
Continued base salary payments(3)	x
Continued medical and dental benefits(4)	x	x			x
Full and immediate vesting under stock option agreements		x			x	x
Full and immediate vesting under restricted stock agreements	x	x			x	x
Retirement benefits(5)					x
Disability income or life insurance payments						x

(1)
Includes payments and benefits that may be available under the NEO's severance agreement.

(2)
Includes payments and benefits that may be available under the NEO's severance agreement and assumes termination occurs within 24 months of a change-of-control.

(3)
Messrs. Clark, Keyte and Gurule have severance agreements that provide for continued payment of their base salary for a term following the date of termination. See "Severance Payments Upon Termination Not Involving a Change-of-Control" above.

(4)
Upon a change-of-control and a termination not involving a change-of-control, Messrs. Clark, Keyte and Gurule (and their spouse and eligible dependents) will receive these benefits for a period of 30 months. Upon a change-of-control, Messrs. Ridens and Marter (and their spouse and eligible dependents) will receive these benefits for 24 months.

(5)
Retiree medical benefits require retirement on or after reaching age 62 and 15 years of continuous qualifying service. None of the NEOs are currently eligible to receive any retirement benefits.

        Potential Severance Payments and Benefits Upon Termination or Change of Control.    The following table assumes that each of the named executive officers terminated (other than as a result of death, disability or retirement) employment with Forest on December 31, 2007. On that date, the closing price of Forest's common stock was $50.84. These amounts are in addition to any benefits generally available to all U.S. employees upon a voluntary termination without cause, such as distributions from the 401(k) Plan, the payment of accrued vacation, and the right to exercise or receive any vested stock options and stock awards. These amounts represent our best estimates as the actual amounts to be paid to the NEOs can only be determined on the actual date of separation.

			Long-Term Incentive Plans(2)
Name/	Termination or Resignation Scenario	Severance & Bonus ($)(1)	Value of Accelerated Stock ($)	Value of Accelerated Stock Options ($)	Executive Deferred Compensation Plan ($)(3)	Other Benefits ($)(4)	Excise Tax & Gross-Up ($)	Total Value of Payments and Accelerated Vesting of Shares ($)(5)
H. Craig Clark—President and Chief Executive Officer
Involuntary—Not Within 24 Months of a Change of Control		1,512,500	8,134,400	0	1,355,658	83,672	0	11,086,230
Involuntary—Within 24 Months After a Change of Control		3,262,500	8,134,400	1,712,095	1,355,658	83,672	2,687,996	17,236,321
Voluntary resignation(6)		0	0	0	1,355,658	0	0	1,355,658
Termination For Cause(6)		0	0	0	1,355,658	0	0	1,355,658
David H. Keyte—Executive Vice President and Chief Financial Officer
Involuntary—Not Within 24 Months of a Change of Control		1,000,000	3,813,000	0	651,568	83,672	0	5,548,240
Involuntary—Within 24 Months After a Change of Control		1,937,500	3,813,000	729,775	651,568	83,672	1,113,921	8,329,436
Voluntary resignation(6)		0	0	0	651,568	0	0	651,568
Termination For Cause(6)		0	0	0	651,568	0	0	651,568
J.C. Ridens—Executive Vice President and Chief Operating Officer
Involuntary—Not Within 24 Months of a Change of Control		0	1,525,200	0	227,092	0	0	1,752,292
Involuntary—Within 24 Months After a Change of Control		1,500,000	1,525,200	342,414	227,092	21,045	871,795	4,487,546
Voluntary resignation(6)		0	0	0	227,092	0	0	227,092
Termination For Cause(6)		0	0	0	227,092	0	0	227,092
Cyrus D. Marter IV—Senior Vice President, General Counsel and Secretary
Involuntary—Not Within 24 Months of a Change of Control		0	1,372,680	0	45,994	0	0	1,418,674
Involuntary—Within 24 Months After a Change of Control		1,225,000	1,372,680	164,212	45,994	66,938	854,330	3,629,154
Voluntary resignation(6)		0	0	0	45,994	0	0	45,994
Termination For Cause(6)		0	0	0	45,994	0	0	45,994
Leonard C. Gurule—Senior Vice President
Involuntary—Not Within 24 Months of a Change of Control		700,833	1,118,480	0	242,499	50,105	0	2,111,917
Involuntary—Within 24 Months After a Change of Control		1,125,000	1,118,480	342,419	242,499	50,105	623,290	3,501,793
Voluntary resignation(6)		0	0	0	242,499	0	0	242,499
Termination For Cause(6)		0	0	0	242,499	0	0	242,499

(1)
Reflects the cash benefits payable in the event of a termination under the executive's severance agreement. Amount includes executive's annual base salary and, in the event of termination within 24 months of a change of control, annual bonus. Bonus amounts are based on AIP bonuses paid to the NEOs during 2007.

(2)
Reflects the value of shares of restricted stock and unvested stock options awarded under the terms of Forest's stock incentive plans and forms of restricted stock and stock option agreements that would become nonforfeitable or vest, respectively, upon the indicated event. The amounts shown in the table are based on the closing price of a share of Forest common stock on December 31, 2007, $50.84. In addition to these amounts, upon termination, the NEOs, as would be the case with any Forest employee, would receive any shares of stock awarded under our stock incentive plans that are no longer subject to forfeiture restrictions and would have the right to exercise all vested, unexercised stock options. The NEOs will have a period of 12 months to exercise their stock options instead of the three months generally available to employees. See the caption "Outstanding Equity Awards at Fiscal Year-End" above, for details regarding the securities held by the NEOs at December 31, 2007.

(3)
Reflects the amount payable to the named executive officers under the Executive Plan and salary deferred compensation plans as of December 31, 2007.

(4)
Reflects the cost of continued medical and dental coverage for the executive, his spouse and any dependents at least equal to that coverage had the executive not been terminated. With respect to Messrs. Clark, Keyte and Gurule, the amount assumes this insurance coverage for 30 months following an involuntary termination and, with respect to Messrs. Ridens and Marter, the amount assumes this insurance coverage for 24 months after an involuntary termination following a change of control.

(5)
The amounts assume that the timing of any payment or benefit is not delayed. If Forest delays making any payment or providing any benefit as a result of a determination that any such payment or benefit would be subject to Section 409A of the Code, Forest will pay interest on any late payment from the date the payment should have been made until the time the payment is actually made, at the rate of 10% plus the prime rate on a non-compounded basis.

(6)
Upon a voluntary resignation or termination for cause, the NEO would not receive any additional payments, except: (i) amounts generally payable to any terminating employee, including accrued vacation, their vested 401(k) Plan balance, the delivery of any vested shares awarded under the stock incentive plan, and vested, unexercised options, which may be exercised for a period of three months following termination; and (ii) amounts held for their benefit under the Executive Plan and salary deferred compensation plans.

Director Compensation

        Forest uses a combination of cash and equity awards to attract and retain qualified candidates to serve on the Board. Each non-employee director is entitled to receive an annual cash retainer of $50,000. Each non-employee member of the Board who serves on the standing committees of the Board also receives a cash retainer for such services. The Audit Committee members receive an annual cash retainer of $15,000 and the Chairman of the Audit Committee receives $30,000. Members of the other standing committees of the Board receive an annual cash retainer in the amount of $5,000 and the Chairmen of the other committees receive an amount equal to $10,000; however, members of the Executive Committee who are not Denver-area residents are paid a retainer of $15,000 instead of the other fees that would apply.

        In addition, during 2007, options to purchase 5,000 shares of our common stock were granted to each of the non-employee directors under the 2001 Stock Incentive Plan (the "2001 Plan"), in each case with an exercise price of $36.785 per share. In connection with Mr. Hoglund's service as non-executive Chairman of the Board, he does not receive a salary or an additional retainer or Board fees; however, in recognition of his services as non-executive Chairman of the Board, on October 5, 2007, he received a fully-vested stock option grant to purchase 15,000 shares of Forest common stock under the 2001 Plan, with an exercise price of $44.565 per share. All non-employee directors are reimbursed by Forest for all costs incurred by them in their capacities as directors, including the costs of attending Board meetings and committee meetings.

        In February 2007, upon the recommendation of the Nominating and Corporate Governance Committee, the Board approved a change in director equity compensation. In June 2007, the shareholders approved a new 2007 Plan, which includes a formula restricted stock award feature for the non-employee directors. Under the 2007 Plan, beginning on the date of the annual meeting, each non-employee director will receive a restricted stock award having a fair market value equal to $125,000 on the date of the award. The shares subject to the directors' restricted stock awards will be subject to forfeiture restrictions that will lapse on the first anniversary of the date of the award. The restricted stock award will replace the annual option grant to purchase 5,000 shares of Forest common stock under the 2001 Plan. The directors, as well as the executive officers, are encouraged to hold shares of Forest's common stock.

        The following table provides information concerning compensation paid to non-employee directors for the fiscal year ended December 31, 2007. Mr. Clark, the only employee director, did not receive separate compensation for his service as a director. The non-employee directors do not participate in any non-equity incentive, retirement, pension or nonqualified deferred compensation plans.

Name (a)	Fees Earned or Paid in Cash ($)(b)	Stock Awards ($)(c)	Option Awards ($)(d)(1)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($)(g)	Total ($)(h)
William L. Britton(2)	55,000	N/A	114,079	N/A	N/A	0	169,079
Loren K. Carroll(3)	60,000	N/A	114,079	N/A	N/A	0	174,079
Dod A. Fraser(4)	85,000	N/A	114,079	N/A	N/A	0	199,079
Forrest E. Hoglund(5)	70,000	N/A	522,967	N/A	N/A	0	592,967
James H. Lee(6)	80,000	N/A	114,079	N/A	N/A	0	194,079
James D. Lightner(7)	60,000	N/A	114,079	N/A	N/A	0	174,079
Patrick R. McDonald(8)	65,000	N/A	114,079	N/A	N/A	0	179,079

(1)
Amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with SFAS 123(R), including amounts for options granted in 2007. A discussion of the valuation assumptions used for purposes of the SFAS 123(R) calculation is included under Note 7 to Forest's 2007 Consolidated Financial Statements that are part of Forest's Annual Report on Form 10-K for the year ended December 31, 2007. Commencing in May 2008, the option grants will be replaced with restricted stock awards.

(2)
The grant date fair value of the 5,000 share option issued to the director in 2007, computed in accordance with SFAS 123(R), was $114,079. As of December 31, 2007, Mr. Britton had 47,150 options outstanding.

(3)
The grant date fair value of the 5,000 share option issued to the director in 2007, computed in accordance with SFAS 123(R), was $114,079. As of December 31, 2007, Mr. Carroll had 10,000 options outstanding.

(4)
The grant date fair value of the 5,000 share option issued to the director in 2007, computed in accordance with SFAS 123(R), was $114,079. As of December 31, 2007, Mr. Fraser had 47,150 options outstanding.

(5)
The grant date fair value of the 5,000 share and 15,000 share options issued to the director in 2007, computed in accordance with SFAS 123(R), was $522,967. As of December 31, 2007, Mr. Hoglund had 96,730 options outstanding.

(6)
The grant date fair value of the 5,000 share option issued to the director in 2007, computed in accordance with SFAS 123(R), was $114,079. As of December 31, 2007, Mr. Lee had 47,150 options outstanding.

(7)
The grant date fair value of the 5,000 share option issued to the director in 2007, computed in accordance with SFAS 123(R), was $114,079. As of December 31, 2007, Mr. Lightner had 24,860 options outstanding.

(8)
The grant date fair value of the 5,000 share option issued to the director in 2007, computed in accordance with SFAS 123(R), was $114,079. As of December 31, 2007, Mr. McDonald had 24,860 options outstanding.

EQUITY COMPENSATION PLAN INFORMATION

        The following table summarizes certain information, as of December 31, 2007, relating to Forest's equity compensation plans.

Plan Category	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of Securities Remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	3,104,661	(1)	$21.3569	(2)	2,408,836	(3)
Equity compensation plans not approved by security holders	0		0		0
Total(4)	3,104,661				2,408,836

(1)
Includes (i) shares underlying outstanding stock options to purchase shares of Forest's common stock under Forest's 2001 and 2007 Plan, (ii) shares underlying outstanding options under a 1996 Stock Incentive Plan that expired in March 2002, and (iii) an aggregate of 164,500 shares issuable under phantom stock unit awards granted under Forest's 2001 Plan and 2007 Plan.

(2)
Amount does not reflect (i) the purchase price of shares of Forest's common stock that may be purchased pursuant to Forest's 1999 Employee Stock Purchase Plan, or (ii) price of shares issuable pursuant to outstanding phantom stock units issued under the 2001 and 2007 Stock Incentive Plans.

(3)
Includes shares of Forest's common stock available for issuance under (i) Forest's 2001 Plan, (ii) Forest's 2007 Plan, and (ii) Forest's Employee Stock Purchase Plan. As of December 31, 2007, 112,975 shares of common stock were available for future issuance under the 2001 Plan, 2,166,985 shares of common stock were available for future issuance under the 2007 Plan, and 128,876 shares of common stock were available for future issuance under the Employee Stock Purchase Plan.

(4)
Does not include stock options that Forest assumed under the Forcenergy Inc. 1999 Stock Plan, which terminated in 2000. As of December 31, 2007, there were outstanding options exercisable for 1,345 shares of Forest common stock outstanding under this plan with a weighted average exercise price of $8.41 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        We currently have one class of voting securities outstanding. On March 10, 2008, there were 88,417,152 shares of our common stock outstanding, with each such share being entitled to one vote.

Security Ownership of Beneficial Owners

        The following table sets forth information as of March 10, 2008 concerning persons known to Forest to be the beneficial owner of more than 5% of outstanding shares of Forest common stock. This information is based on information filed with the SEC and information provided to Forest. The number of shares beneficially owned by each person is determined by SEC rules and the information is not necessarily indicative of beneficial ownership for other purposes. Under these rules, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
FMR LLC 82 Devonshire Street Boston, MA 02109	13,213,632 (2)	14.94%
The Anschutz Corporation 2400 Qwest Tower 555 17th Street Denver, CO 80202	7,905,575 (3)	8.94%
Janus Capital Management LLC 151 Detroit Street Denver, CO 80206	6,964,982 (4)	7.88%
Wellington Management Company, LLP 100 East Pratt Street Baltimore, MD 21202	5,305,580 (5)	6.00%

(1)
Based on 88,417,152 shares of common stock outstanding as of March 10, 2008.

(2)
FMR LLC has shared investment and sole dispositive power with respect to these shares, and sole voting power with respect to 1,120,800 of these shares.

(3)
Based on information included in Forms 4 filed with the SEC through March 10, 2008, there were 7,389,319 shares held by The Anschutz Corporation subject to prepaid forward sales contracts, which are scheduled to conclude in 2009 and 2010. Anschutz retains sole voting power with respect to the shares covered by these contracts until their conclusion.

(4)
Janus Capital Management LLC has sole voting and sole dispositive power with respect to 5,017,207 of these shares, and shared voting and dispositive power with respect to 1,947,775 of these shares.

(5)
Wellington Management Company, LLP has shared dispositive power with respect to 5,249,080 of these shares, and shared voting power with respect to 4,650,980 of these shares.

Security Ownership of Management

        The following table shows, as of March 10, 2008, the number of shares of Forest common stock beneficially owned by:

  •
  Forest's directors and the director nominees;

  •
  the executive officers of Forest named in the Summary Compensation Table under the caption "Executive Compensation"; and

  •
  all Forest directors and all executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC. As described above, under these rules, beneficial ownership includes any shares as to which the person has shared or sole voting power or investment power and also any shares that such person has the right to acquire within 60 days through the exercise of any option or other rights.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Common Stock Beneficially Owned	Options Currently Exercisable Within 60 Days(1)	Total Stock and Stock-Based Holdings	Percent of Class(2)
William L. Britton	1,000	47,150	48,150	*
Loren K. Carroll	0	10,000	10,000	*
H. Craig Clark	196,758	707,388	904,146	1.01%
Dod A. Fraser	2,950	47,150	50,100	*
Leonard C. Gurule	25,674	94,361	120,035	*
Forrest E. Hoglund	100,000	96,730	196,730	*
David H. Keyte	87,581	237,760	325,341	*
James H. Lee	6,185	47,150	53,335	*
James D. Lightner	10,650	24,860	35,510	*
Cyrus D. Marter IV	26,951	17,461	44,412	*
Patrick R. McDonald	3,000	24,860	27,860	*
J.C. Ridens	34,563	26,656	61,219	*
All current directors and executive officers as a group (18 persons, including 12 named above)	602,326	1,440,143	2,042,469	2.27%

*
The percentage of shares beneficially owned does not exceed one percent of the outstanding shares of the class.

(1)
Reflects the number of shares that could be acquired as of May 9, 2008 through the exercise of stock options under the terms of Forest's stock option plans and agreements.

(2)
Based on 88,417,152 shares of common stock outstanding as of March 10, 2008.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        Forest is asking the shareholders to ratify the Audit Committee's appointment of Ernst & Young LLP, 370 Seventeenth Street, Suite 3300, Denver, Colorado 80202 as Forest's independent registered public accounting firm to audit Forest's consolidated financial statements for the year 2008.

        Services provided to Forest by Ernst & Young during 2007 are described under "Principal Accountant Fees and Services" below. A representative of Ernst & Young will be present at the annual meeting with the opportunity to make a statement if he or she desires to do so and will also be available to respond to appropriate questions.

        In the event the shareholders fail to ratify the appointment, the Audit Committee may consider whether it should select another independent public accounting firm. Although ratification by the shareholders is not required by law, the Board has determined that it is desirable to seek shareholder ratification of the appointment of Ernst & Young in light of the critical role played by independent registered public accountants in maintaining the integrity of financial controls and reporting. Notwithstanding its selection, the Board, in its discretion, may appoint a different independent registered public accounting firm any time during the year if the Board believes that such a change would be in the best interest of Forest and its shareholders.

Vote Required

        Ratification of the appointment of Ernst & Young as Forest's independent registered public accounting firm for 2008 requires the affirmative vote of a majority of the votes cast.

        THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS FOREST'S INDEPENDENT PUBLIC ACCOUNTING FIRM.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

        The following is a summary of the fees billed to Forest by Ernst & Young for audit and other professional services provided by Ernst & Young for 2006 and 2007.

Ernst & Young	2007	2006
Audit fees	$1,579,471	$991,346
Audit-related fees	187,471	148,643
Tax fees	206,324	278,475
All other fees	0	0
Total all fees	$1,973,266	$1,418,464

Audit Fees—Consist of fees billed for professional services provided in connection with the audit of our consolidated financial statements, the audit of our internal control over financial reporting, reviews of our quarterly financial statements, statutory audits, reviews of registration statements, and issuance of consents and letters to underwriters.

Audit-Related Fees—Consist principally of fees billed for transaction due diligence services, audits of carve-out financial information, and audits of statements of compliance with agreements.

Tax Fees—Consist of fees for tax compliance, tax advice and tax planning, tax examination assistance, and tax consulting on sales transactions.

All Other Fees—Consist of fees for products and services other than as reported above. As indicated, no other fees were billed for 2006 or 2007.

        In June 2007, Forest completed the acquisition of The Houston Exploration Company, a publicly traded company. A significant portion of the increase in audit and audit-related fees during 2007 are attributable to Ernst & Young's work on this transaction and the audit of the resulting financial statements.

        Preapproval of Audit Services.    The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve, when the Audit Committee is not in session, audit-related services and non-audit services not prohibited by law to be performed by Forest's independent registered public accounting firm and associated fees for any individual engagement not to exceed $40,000. Any such pre-approval of services and fees by the Chairman are reported to the full Audit Committee at its next regular meeting. All fees set forth in the foregoing table were pre-approved by the Audit Committee or the Chairman of the Audit Committee under the noted delegation of authority.

        Change in Accountants.    KPMG LLP ("KPMG") audited Forest's financial statements for 2005. At a meeting held on August 14, 2006, the Audit Committee dismissed KPMG as Forest's independent registered public accounting firm and engaged Ernst & Young as Forest's independent registered public accounting firm for the fiscal year ending December 31, 2006, and to perform procedures related to the financial statements to be included in Forest's quarterly report on Form 10-Q, beginning with, and including, the quarter ending September 30, 2006. The Audit Committee's decision to dismiss KPMG and engage Ernst & Young was approved and ratified by the Executive Committee of the Board.

        The reports of KPMG on the consolidated financial statements for Forest's fiscal years ended December 31, 2004 and December 31, 2005, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. The audit reports of KPMG on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005 and 2004 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with KPMG's audits for the years ended December 31, 2004 and December 31, 2005 and in the subsequent interim period through August 14, 2006 there were (1) no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused them to make reference thereto in connection with its reports on the financial statements for such years or (2) reportable events.

        KPMG furnished Forest with a letter addressed to the SEC stating that it agreed with the above statements. A copy of KPMG's letter was filed as an Exhibit to a Current Report on Form 8-K filed with the SEC on August 17, 2006.

        Forest did not consult with Ernst & Young during the two fiscal years ended December 31, 2004 and December 31, 2005, nor during any subsequent interim period prior to its appointment as Forest's auditor regarding (i) the application of accounting principles to a specified transaction, either completed or proposed or the type of audit opinion that might be rendered on Forest's consolidated financial statements, and neither a written report was provided to Forest nor oral advice was provided that Ernst & Young concluded was an important factor considered by Forest in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (within the meaning of Item 304(a)(1)(v) of Regulation S-K).

        Previously, Forest requested Ernst & Young to review the disclosure concerning the dismissal of KPMG and the engagement of Ernst & Young as Forest's independent public accountant, and provided Ernst & Young with the opportunity to furnish a letter addressed to the SEC containing any new information, clarification of Forest's views, or the respects in which it did not agree with Forest's statements. Ernst & Young advised Forest that it had reviewed the prior disclosure and had no basis on which to submit a letter in response to Item 304 of Regulation S-K.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee assists the Board in fulfilling its responsibilities for the oversight of the integrity of Forest's financial statements, its compliance with legal and regulatory requirements, the performance of the internal audit function and independent audit, and the independence and qualifications of Forest's independent registered public accountants who report directly to the Audit Committee. The Audit Committee operates under a charter approved by the Board. The full text of the Audit Committee charter is available on Forest's website at www.forestoil.com. As of the date of this report, the Audit Committee was comprised of three directors, each of whom has been determined to be independent within the meaning of rules adopted by the SEC, the listing standards of the NYSE, and Forest's Corporate Governance Guidelines.

        Forest's management has responsibility for preparing Forest's financial statements and the financial reporting process, including the system of internal controls. Forest's independent auditor, Ernst & Young, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards established by the Public Company Accounting Oversight Board (United States), and for issuing a report on the results of that independent audit. Ernst and Young is also responsible for auditing Forest's internal control over financial reporting and expressing opinions on the effectiveness of Forest's internal control over financial reporting.

        In this context, the Audit Committee hereby reports as follows:

          1.     The Audit Committee has met with management and Ernst & Young, and has reviewed and discussed the audited consolidated financial statements;

          2.     The Audit Committee has discussed with Ernst & Young the matters required by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380, as amended);

          3.     The Audit Committee has received from and discussed with Ernst & Young the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified and supplemented, regarding the firm's independence; and

          4.     Based upon the review and discussions described in paragraphs (1) through (3) above, and the Audit Committee's review of the representations of management and Ernst & Young, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in Forest's Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

        The undersigned members of the Audit Committee have submitted this report to the Board.

Dod A. Fraser, Chairman James H. Lee Patrick R. McDonald
March 10, 2008

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Affiliate Transaction Policy

        Covered Transactions.    The Board has adopted a written Affiliate Transaction Policy. The policy covers all economic transactions between Forest or any of its subsidiaries or controlled affiliates (including controlled joint ventures) on the one hand, and any designated person, on the other hand, including, without limitation, the purchase or sale of assets, other than blind, open-market transactions in Forest's securities over a regulated exchange or employment compensation arrangements with Forest's executive officers. For purposes of this policy, a "designated person" is (i) any Forest shareholder that beneficially owns more than 5% of Forest's outstanding shares of common stock, (ii) any director or executive officer of Forest or any immediate family member of such a person (including in-laws) or (iii) any person known to Forest to be an affiliate of a person under (i) or (ii) (as "affiliate" is defined under the federal securities laws).

  Policy Directives.

        (1)   All Forest officers are notified of the policy in writing every year.

        (2)   The Board is permitted to pre-authorize transactions with designated persons that fall below dollar thresholds set by the Board. Any such pre-authorization may apply only to transactions that are in Forest's ordinary course of business and are either easily comparable to observable market transactions or are on terms no less favorable than the designated person offers to unrelated third parties.

        (3)   Forest's officers are required to provide the Board with all material information relating to any proposed covered transaction (other than a transaction authorized pursuant to paragraph 2 above).

        (4)   In determining whether to authorize and approve any covered transaction, the Board has broad discretion in determining whether the transaction is reasonable in light of the circumstances. It may rely on comparable market transactions, the use of an auction process, an independent valuation, or other similar methods.

        (5)   The Board may review the terms of a covered transaction outside the presence of any directors who have a financial interest in the covered transaction.

        (6)   Other than under paragraph 2 above, a covered transaction may be approved only by a majority of those directors who have no financial interest in the transaction.

Related Party Transactions

        The Anschutz Corporation ("Anschutz") beneficially holds approximately 9% of our common stock. In 1998, we purchased certain oil and gas assets from Anschutz, including two concessions in South Africa. Over the years, the parties have entered into agreements concerning the development of these concession blocks. In 2003, we entered into a participation agreement regarding the development of offshore acreage, including the Ibhubesi Gas Field, with an Anschutz affiliate and The Petroleum Oil and Gas Corporation of South Africa (Pty) Limited ("PetroSA") for the exploration and development of these properties. As of February 27, 2008, the parties' interests in the South African concessions were as follows: Forest—53.2%; Anschutz Overseas South Africa (Pty) Limited—22.8%; and PetroSA—24.0%. Forest is the operator of these concession blocks and is reimbursed by the partners for exploration expenditures and general, technical, and administrative overhead. During 2007, the Anschutz affiliate paid Forest joint interest billings in the amount of $499,000. Also, Forest paid Anschutz affiliates approximately $43,000 for corporate transportation utilized for business purposes in connection with a corporate acquisition. Transportation charges were based on actual usage in 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Executive officers and directors, as well as certain persons who own more than 10% of our common stock, are required by Section 16(a) of the Securities Exchange Act of 1934 to file reports of their ownership of common stock with the SEC and the NYSE, and to furnish us with copies of the reports.

        Based solely on Forest's review of the reports and written representations received from the directors and executive officers, Forest believes that, during 2007, all of its directors and executive officers complied with all Section 16(a) filing requirements.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

        Any proposal that a shareholder wishes to include in Forest's proxy materials for the 2009 annual meeting of shareholders, in accordance with the regulations of the SEC, must be received by no later than November 24, 2008. The written proposal will need to comply with the regulations of the SEC under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to: Secretary, Forest Oil Corporation, 707 Seventeenth Street, Suite 3600, Denver, Colorado 80202, or sent to the Secretary via facsimile at 303.812.1445.

        Any proposal or nomination for director that a shareholder wishes to propose for consideration at the 2009 annual meeting of shareholders, but does not seek to include in our proxy statement under the applicable SEC rules, must be submitted in accordance with our Bylaws, and must be received at our principal executive offices no earlier than December 24, 2008, and not later than January 23, 2009. Any such proposal must be an appropriate subject for shareholder action under applicable law and must otherwise comply with Article I of Forest's Bylaws and must be submitted in writing and mailed to Forest's Secretary, at the address shown above.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE PROPOSALS REFERRED TO BELOW.	Please Mark Here for Address Change or Comments ☐ SEE REVERSE SIDE

If you choose not to vote via telephone or on the Internet, please promptly mark this Proxy Card to specify how you would like your shares voted and date, sign and mail it in the enclosed envelope. No postage is required if mailed within the United States.

Proposal 1. Proposal to elect two Class II directors to serve until Forest's 2011 annual meeting of shareholders.

	FOR ALL	WITHHELD*
01 H. Craig Clark 02 James H. Lee	☐	☐
		FOR	AGAINST	ABSTAIN
Proposal 2.	Proposal to ratify the appointment of Ernst & Young LLP as Forest's independent registered public accountants for the year ending December 31, 2008.	☐	☐	☐

*To withhold authority to vote for all nominees, check the box marked "Withheld". To withhold authority to vote for any individual Class II nominee, strike a line through the nominee's name in the list above:

In addition, I hereby authorize such proxies to vote my shares in their discretion as to any other matters that may come before the Annual Meeting.

IF YOU EXECUTE AND RETURN THIS PROXY CARD BUT DO NOT SPECIFY THE MANNER IN WHICH THE PROXIES SHOULD VOTE YOUR SHARES, THE PROXIES WILL VOTE YOUR SHARES "FOR" EACH OF THE FOREGOING PROPOSALS AND IN THEIR DISCRETION AS TO ANY OTHER MATTERS COMING BEFORE THE ANNUAL MEETING.
MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐
Signature	Signature	Date

Please date this Proxy Card and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, this Proxy Card should be signed by a duly authorized officer. If signed by a partnership, please sign in the partnership name by authorized person.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/fst		TELEPHONE 1-866-540-5760
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

          If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement
on the Internet at http://bnymellon.mobular.net/bnymellon/FST

PROXY

FOREST OIL CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR ANNUAL MEETING OF SHAREHOLDERS

         I have received the Proxy Statement dated March 24, 2008 of Forest Oil Corporation and hereby appoint H. Craig Clark and Cyrus D. Marter IV, and each of them, as my proxies, with full power of substitution and resubstitution, to represent me at the Annual Meeting of Shareholders of Forest Oil Corporation to be held on May 8, 2008 (and at any adjournments or postponements of the Annual Meeting), and to vote all shares of common stock that I would be entitled to vote if personally present at the Annual Meeting, or any adjournment or postponement of the Annual Meeting, in the manner specified below (or, if I do not specify how to vote, to vote all of my shares FOR each of the proposals described below and to vote in the discretion of the proxies as to any other matters coming before the Annual Meeting.)

SEE REVERSE	CONTINUED AND TO BE SIGNED ON	SEE REVERSE
SIDE	REVERSE SIDE	SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your Forest Oil Corporation account online.

Access your Forest Oil Corporation stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Forest Oil Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

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Forest Oil Corporation 707 Seventeenth Street, Suite 3600 Denver, Colorado 80202
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 8, 2008
TABLE OF CONTENTS
GENERAL INFORMATION
CORPORATE GOVERNANCE PRINCIPLES AND INFORMATION ABOUT THE BOARD AND ITS COMMITTEES
PROPOSAL NO. 1—ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
Compensation Committee Report
Summary Compensation Table
2007 Grants of Plan-Based Awards
Outstanding Equity Awards At Fiscal Year-End
Option Exercises and Stock Vested
Pension Benefits
Nonqualified Deferred Compensation
Potential Payments Upon Termination or Change-of-Control
Director Compensation
EQUITY COMPENSATION PLAN INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PRINCIPAL ACCOUNTANT FEES AND SERVICES
REPORT OF THE AUDIT COMMITTEE
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING